Registration No.
333-

                  SECURITIES AND EXCHANGE COMMISSION
                        Washington, D.C. 20549
                            ______________

                               FORM S-3
                        REGISTRATION STATEMENT
                                 Under
                      THE SECURITIES ACT OF 1933
                            ______________

                            GTE CORPORATION
          (Exact name of registrant as specified in charter)

                                                      13-1678633
                     New York                      (I.R.S.
Employer
              (State of Incorporation)             Identification
   No.)

           ONE STAMFORD FORUM, STAMFORD, CONNECTICUT  06904
                            (203-965-2000)
     (Address and telephone number of principal executive offices)

                           J. MICHAEL KELLY
                          One Stamford Forum
                     Stamford, Connecticut  06904
                            (203-965-2000)
             (Name, address and telephone number of agent for
service)
                            ______________

       Copies to:  GEORGE J. FORSYTHROBERT W. MULLEN, JR., ESQ.,
                   Milbank, Tweed, Hadley & McCloy,
           1 Chase Manhattan Plaza, New York, New York  10005.

     Approximate date of commencement of proposed sale to the public: From time to time after the effective date of the Registration Statement.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ( )

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. (X)

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ( ) ____________

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ( ) ____________

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ( )








                    CALCULATION OF REGISTRATION FEE
_________________________________________________________________
_

                              Proposed     Proposed
                               Maximum      Maximum
Title of Each Class             Amount     Offering   Aggregate
Amount of
   of Securities    To Be     Price Per     Offering
Registration
 To Be Registered             Registered                Unit
Price                 Fee (1)
_________________________________________________________________
_

 Debt Securities     $2,500,000,000(2)(3)(4)          100%  $
2,500,000,000(2)(4)            $ 757,575.76(3)
_________________________________________________________________
_



(1) Registration fee is calculated pursuant to Rule 457(a) under the Securities Act of 1933.

(2) This may include an additional principal amount of Debt Securities which may be issued with an original issue discount such that the aggregate initial public offering price of the Debt Securities will not exceed $2,500,000,000. The initial public offering price of any Debt Security denominated in any foreign currency or currency unit shall be the U.S. dollar equivalent thereof at the time of sale.

(3) As permitted by Rule 429 under the Securities Act of 1933, the prospectus contained in this Registration Statement also covers $500,000,000 of Debt Securities previously registered and unissued (Registration Statement No.
33-63145). The Registrant previously paid a $349,615.39 filing fee with such registration statement ($194,230.77 of which is associated with the $500,000,000 of Debt Securities covered by the prospectus contained in this Registration Statement).

(4) In U.S. dollars or the equivalent thereof in the case of foreign currencies or currency equivalents.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.



                           EXPLANATORY NOTE

     This Registration Statement contains a form of Prospectus
Supplement to the Prospectus included herein to be used in connection with an offering by GTE Corporation of Medium-Term
Notes, Series A.






               SUBJECT TO COMPLETION DATED JULY 15, 1997


       PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED _________, 1997


                            $3,000,000,000

                          GTE Corporation    [LOGO]

                      Medium-Term Notes, Series A
              Due Nine Months or More From Date of Issue

                           ________________

  GTE Corporation ("GTE") may offer from time to time its Medium-Term Notes, Series A (the "Notes") due from nine months or more from the date of issue, as selected by the purchaser and agreed to by GTE. The aggregate initial public offering price of the Notes offered hereby will not exceed $3,000,000,000 or its equivalent in one or more foreign currencies or composite currencies, subject to reduction as a result of the sale by GTE of other Securities described in the accompanying Prospectus.

  The Notes may be denominated in U.S. dollars or in such foreign currencies or composite currencies as may be designated by GTE at the time of offering. The specific currency or composite currency, interest rate (if any), issue price and maturity date of any Note will be set forth in the related Pricing Supplement to this Prospectus Supplement. Unless otherwise specified in the applicable Pricing Supplement, Notes denominated in other than U.S. dollars or ECUs will not be sold in, or to residents of, the country issuing the specified currency. See "Description of the Notes".

  Unless otherwise specified in the applicable Pricing Supplement, interest on the Fixed Rate Notes will be payable on each March 1 and September 1 and at maturity. Interest on the Floating Rate Notes will be payable on the dates specified therein and in the applicable Pricing Supplement. The applicable Pricing Supplement will specify whether a Floating Rate Note is a Regular Floating Rate Note, a Floating Rate/Fixed Rate Note or an Inverse Floating Rate Note and whether the rate of interest thereon is determined by reference to one or more of the Commercial Paper Rate, Prime Rate, LIBOR, Treasury Rate, CMT Rate, CD Rate or Federal Funds Rate, or any other interest rate basis or formula, as adjusted by any Spread and/or Spread Multiplier, if any. Notes may also be issued that do not bear any interest currently or that bear interest at a below market rate. See "Description of the Notes".

  Unless a Redemption Commencement Date is specified in the applicable Pricing Supplement, the Notes will not be redeemable prior to their Stated Maturity. If a Redemption Commencement Date is so specified, the Notes will be redeemable at the option of GTE at any time after such date as described herein. The Notes will be repayable by GTE at the option of the Holders thereof prior to their Stated Maturity only if one or more Optional Repayment Dates are specified in the applicable Pricing Supplement.

  The Notes offered hereby will be issued only in registered form in denominations of $1,000 and integral multiples thereof or the approximate equivalent thereof in the Specified Currency for each Note. See "Description of the Notes".

  SEE "RISK FACTORS" COMMENCING ON PAGE S-2 FOR A DISCUSSION OF
CERTAIN STRUCTURAL AND FOREIGN CURRENCY RISKS THAT SHOULD BE
CONSIDERED BY PROSPECTIVE PURCHASERS OF INDEXED NOTES OR FOREIGN
CURRENCY NOTES.

                           ________________


                           ________________

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
                            SECURITIES AND
    EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
                                  THE
      SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
        COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
    PROSPECTUS SUPPLEMENT, THE PROSPECTUS OR ANY SUPPLEMENT HERETO.
       ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                           ________________

                    Price to    Agent's Discounts   Proceeds to
                    Public (1)                  and
Commissions(1)(2)   Company (1)(3)
Per Note . . . . . . . . .          100%        .125%-.750%
99.250%-99.875%
Total (4) . . . . . . . . .   $3,000,000,000  $3,750,000-
$22,500,000       $2,977,50,000-$2,996,250,000

(1) Notes will be issued at 100% of their principal amount, unless otherwise specified in the applicable Pricing
     Supplement.

(2) GTE will pay the Agents a commission of from .125% to .750%, depending on Stated Maturity, of the principal amount of any Notes sold through them as agents (or sold to such Agents as principal in circumstances in which no other discount is agreed). For Notes with maturities greater than 30 years from their dates of issue, commissions will be negotiated at the time of sale and indicated in the applicable Pricing Supplement. GTE has agreed to indemnify the Agents against certain liabilities, including liabilities under the Securities Act of 1933. See "Supplemental Plan of Distribution".

(3) Before deducting estimated expenses of $950,000 payable by GTE.

(4)  Or the equivalent thereof in one or more foreign currencies or composite currencies.
                           ________________

  Offers to purchase the Notes are being solicited, on a reasonable, best efforts basis, from time to time by the Agents on behalf of GTE. Notes may be sold to the Agents on their own behalf at negotiated discounts. GTE reserves the right to sell Notes directly on its own behalf. GTE also reserves the right to withdraw, cancel or modify the offering contemplated hereby without notice. GTE or the Agents may reject any order to purchase Notes in whole or in part. See "Supplemental Plan of Distribution".

Goldman, Sachs & Co.
                    Merrill Lynch & Co.
                                        Salomon Brothers Inc
                           ________________

      The date of this Prospectus Supplement is _________, 1997.

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#   INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR
AMENDMENT.  A #
#   REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN
FILED     #
#   WITH THE SECURITIES AND EXCHANGE COMMISSION.  THESE
SECURITIES MAY     #
#   NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE
TIME THE    #
#   REGISTRATION STATEMENT BECOMES EFFECTIVE.  THIS PROSPECTUS
SUPPLEMENT  #
#   AND THE ACCOMPANYING PROSPECTUS SHALL NOT CONSTITUTE AN OFFER
TO SELL  #
#   OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY
SALE OF  #
#   THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER,
SOLICITATION OR     #
#   SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION
UNDER    #
#   THE SECURITIES LAWS OF ANY SUCH STATE.
#
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  CERTAIN PERSONS PARTICIPATING IN THE OFFERING MADE HEREBY MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE NOTES, INCLUDING OVER-ALLOTMENT, STABILIZING AND SHORT-COVERING TRANSACTIONS IN SUCH NOTES, AND THE IMPOSITION OF A PENALTY BID, IN CONNECTION WITH THE OFFERING. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "SUPPLEMENTAL PLAN OF DISTRIBUTION".
                             RISK FACTORS

  This Prospectus Supplement does not describe all of the risks of an investment in Notes, whether resulting from such Notes being denominated or payable in or determined by reference to a currency or composite currency other than United States dollars or to one or more interest rate, currency or other indices or formulas, or otherwise. GTE and the Agents disclaim any responsibility to advise prospective investors of such risks as they exist at the date of this Prospectus Supplement or as they may change from time to time. Prospective investors should consult their own financial and legal advisors as to the risks entailed by an investment in such Notes and the suitability of investing in such Notes in light of their particular circumstances. Such Notes are not an appropriate investment for investors who are unsophisticated with respect to foreign currency transactions or transactions involving the applicable interest rate or currency index or other indices or formulas. Prospective investors should carefully consider, among other factors, the matters described below. Terms used and not otherwise defined in this "Risk Factors" section shall have the meanings ascribed to them in the subsequent sections of this Prospectus Supplement.

STRUCTURE RISKS

  An investment in Notes indexed, as to principal, premium, if any, and/or interest, if any, to one or more interest rate, currency (including exchange rates and swap indices between currencies or composite currencies) or other indices or formulas, either directly or inversely, entails significant risks that are not associated with similar investments in a conventional fixed rate or floating rate debt security. Such risks include, without limitation, the possibility that such indices or formulas may be subject to significant changes, that no interest will be payable in respect of such Notes or will be payable at a rate lower than one applicable to a conventional fixed rate or floating rate debt security issued by GTE at the same time, that repayment of the principal and/or premium, if any, in respect of such Notes may occur at times other than that expected by the holders of such Notes (the "Holders"), and that the Holders could lose all or a substantial portion of principal and/or premium, if any, payable with respect to such Notes on the Maturity Date (as defined under "Description of the Notes-General"). Such risks depend on a number of interrelated factors, including economic, financial and political events, over which GTE has no control. Additionally, if the formula used to determine the amount of principal, premium, if any, and/or interest, if any, payable with respect to such Notes contains a multiplier or leverage factor, the effect of any change in the applicable index or indices or formula or formulas will be magnified. In recent years, values of certain indices and formulas have been highly volatile and such volatility may be expected to continue in the future. Fluctuations in the value of any particular index or formula that have occurred in the past are not necessarily indicative, however, of fluctuations that may occur in the future.

  Any optional redemption feature of Notes might affect the market value of such Notes. Since GTE may be expected to redeem such Notes when prevailing interest rates are relatively low, Holders generally will not be able to reinvest the redemption proceeds in a comparable security at an effective interest rate as high as the current interest rate on such Notes.

     The Notes will not have an established trading market when issued, and there can be no assurance of a secondary market for the Notes or the liquidity of the secondary market if one develops. See "Supplemental Plan of Distribution".
                                  S-2

  The secondary market, if any, for Notes will be affected by a number of factors independent of the creditworthiness of GTE and the value of the applicable index or indices or formula or formulas, including the complexity and volatility of each such index or formula, the method of calculating the principal, premium, if any, and/or interest, if any, in respect of such Notes, the time remaining to the maturity of such Notes, the outstanding amount of such Notes, any redemption features of such Notes, the amount of other debt securities linked to such index or formula and the level, direction and volatility of market interest rates generally. Such factors also will affect the market value of such Notes. In addition, certain Notes may be designed for specific investment objectives or strategies and, therefore, may have a more limited secondary market and experience more price volatility than conventional debt securities. Holders may not be able to sell such Notes readily or at prices that will enable them to realize their anticipated yield. No investor should purchase Notes unless such investor understands and is able to bear the risk that such Notes may not be readily saleable, that the value of such Notes will fluctuate over time and that such fluctuation may be significant.

EXCHANGE RATES AND EXCHANGE CONTROLS

  An investment in Foreign Currency Notes (as defined under "Description of the Notes - General") entails significant risks that are not associated with a similar investment in a debt security denominated and payable in United States dollars. Such risks include, without limitation, the possibility of significant changes in the rate of exchange between the United States dollar and the Specified Currency (as defined under "Description of the Notes-General") and the possibility of the imposition or modification of exchange controls by the applicable governments or monetary authorities. Such risks generally depend on factors over which GTE has no control, such as economic, financial and political events and the supply and demand for the applicable currencies or composite currencies. In addition, if the formula used to determine the amount of principal, premium, if any, and/or interest, if any, payable with respect to Foreign Currency Notes contains a multiplier or leverage factor, the effect of any change in the applicable currencies or composite currencies will be magnified. In recent years, rates of exchange may between the United States dollar and foreign or composite currencies have been highly volatile and such volatility may be expected to continue in the future. Fluctuations in any particular exchange rate that have occurred in the past are not necessarily indicative, however, of fluctuations that my occur in the future. Depreciation of the Specified Currency applicable to a Foreign Currency Note against the United States dollar would result in a decrease in the United States dollar-equivalent yield of such Foreign Currency Note, in the United States dollar-equivalent value of the principal and premium, if any, payable on the Maturity Date of such Foreign Currency Note, and, generally, in the United States dollar-equivalent market value of such Foreign Currency Note.

  Governments or monetary authorities have imposed from time to time, and may in the future impose or revise, exchange controls at or prior to the date on which any payment of principal of, or premium, if any, or interest, if any, on a Foreign Currency Note is due, which could affect exchange rates as well as the availability of the Specified Currency on such date. Even if there are no exchange controls, it is possible that the Specified Currency would not be available on the applicable payment date due to other circumstances beyond the control of GTE. In such cases, GTE will be entitled to satisfy its obligations in respect of such Foreign Currency Note in United States dollars. See "Special Provisions Relating to Foreign Currency Notes - Availability of Specified Currency".

GOVERNING LAW; JUDGMENTS

  The Notes will be governed by and construed in accordance with the laws of the State of New York. If an action based on Foreign Currency Notes were commenced in a court of the United States, it is likely that such court would grant judgment relating to such Foreign Currency Notes only in United States dollars. It is not clear, however, whether, in granting such judgment, the rate of conversion into United States dollars would be determined with reference to the date of default, the date of entry of the judgment or some other date.
If a court rendering such judgment would be required to render such judgment in the applicable foreign currency or composite currency, and such judgment would be converted into United States dollars at the exchange rate prevailing on the date of entry of the judgment, Holders of Foreign Currency Notes would bear the risk of exchange rate fluctuations between the time the amount of the judgment is calculated and the time such amount is converted from United States dollars into the applicable foreign currency or composite currency.

CREDIT RATINGS

  The credit ratings assigned to the Notes may not reflect the potential impact of all risks related to structure and other factors on the value of the Notes. Accordingly, prospective investors should consult their own financial and legal advisers as to the risks entailed by an investment in the Notes and the suitability of investing in such Notes in light of their particular circumstances.

                       DESCRIPTION OF THE NOTES

  The Notes will be issued as a series of Securities under the Indenture dated as of December 1, 1996, as amended or supplemented from time to time (the "Indenture"), between GTE and The Bank of New York, as trustee (the "Trustee"). The Indenture is subject to, and governed by, the Trust Indenture Act of 1939, as amended. The following summary of certain provisions of the Notes and the Indenture does not purport to be complete and is qualified in its entirety by reference to the actual provisions of the Notes and the Indenture. Capitalized terms used but not defined herein shall have the meanings given to them in the accompanying Prospectus, the Notes or the Indenture, as the case may be. The following description of the Notes will apply to each Note offered hereby unless otherwise specified in the applicable Pricing Supplement.

GENERAL

  All Notes issued and to be issued under the Indenture will be unsecured obligations of GTE and will rank pari passu with all other unsecured and unsubordinated indebtedness of GTE from time to time outstanding. The Indenture does not limit the aggregate principal amount of Securities that may be issued thereunder and Securities may be issued thereunder from time to time in one or more series up to the aggregate principal amount from time to time authorized by GTE for each series. GTE may, from time to time, without the consent of the Holders of the Notes, provide for the issuance of Notes or other Securities under the Indenture in addition to the $3,000,000,000 aggregate initial offering price of Notes offered hereby.

  The Notes are currently limited to up to $3,000,000,000 aggregate initial offering price, or the equivalent thereof in one or more foreign or composite currencies; however, such aggregate initial offering price may be reduced after the date of this Prospectus Supplement as a result of the sale by GTE of other Securities described in the accompanying Prospectus.

  The Notes will be offered on a continuous basis and will mature on any day nine months or more from their dates of issue (each, a "Stated Maturity"), as specified in the applicable Pricing Supplement. Unless otherwise specified in the applicable Pricing Supplement, interest-bearing Notes will either be Fixed Rate Notes or Floating Rate Notes, as specified in the applicable Pricing Supplement. Notes may also be issued that do not bear any interest currently or that bear interest at a below market rate.

  Unless otherwise specified in the applicable Pricing Supplement, the Notes will be denominated in, and payments of principal, premium, if any, and/or interest, if any, will be made in, United States dollars. The Notes also may be denominated in, and payments of principal, premium, if any, and/or interest, if any, may be made in, one or more foreign currencies or composite currencies ("Foreign Currency Notes"). See "Risk Factors -- Exchange Rates and Exchange Controls". The currency or composite currency in which a Note is denominated, whether United States dollars or otherwise, is herein referred to as the "Specified Currency". References herein to "United States dollars", "U.S. dollars" or "$" are to the lawful currency of The United States of America (the "United States").

  Unless otherwise specified in the applicable Pricing Supplement, purchasers are required to pay for the Notes in the applicable Specified Currencies. At the present time, there are limited facilities in the United States for the conversion of United States dollars into foreign currencies or composite currencies and vice versa, and commercial banks do not generally offer non-United States dollar checking or savings account facilities in the United States. Each Agent is prepared to arrange for the conversion of United States dollars into the Specified Currency in which the related Foreign Currency Note is denominated in order to enable the purchaser to pay for such Foreign Currency Note, provided that a request is made to the applicable Agent on or prior to the third Business Day (as defined below) preceding the date of delivery of such Foreign Currency Note, or by such other day as determined by the applicable Agent. Each such conversion will be made by the applicable Agent on such terms and subject to such conditions, limitations and charges as such Agent may from time to time establish in accordance with its regular foreign exchange practices. All costs of exchange will be borne by the purchaser of each such Foreign Currency Note. See "Risk Factors - Exchange Rates and Exchange Controls".

  Interest rates offered by GTE with respect to the Notes may differ depending upon, among other things, the aggregate principal amount of Notes purchased in any single transaction. Interest rates or formulas and other terms of the Notes are subject to change by GTE from time to time, but no such change will affect any Note already issued or as to which an offer to purchase has been accepted by GTE.

  Each Note will be issued in fully registered form as a Global Security registered in the name of the Depository or a nominee of the Depository (each such Note represented by a Global Security being herein referred to as a "Book-Entry Note") or a certificate in definitive registered form (a "Certificated Note"). The authorized denominations of each Note other than a Foreign Currency Note will be $1,000 and integral multiples thereof, unless otherwise specified in the applicable Pricing Supplement, while the authorized denominations of each Foreign Currency Note will be specified in the applicable Pricing Supplement.

  Payments of principal of, and premium, if any, and interest, if any, on, Book-Entry Notes will be made by GTE through the Trustee to the Depository. See "The Securities -- Book-Entry, Delivery and Form" in the accompanying Prospectus. In the case of Certificated Notes, payment of principal and premium, if any, due on the Stated Maturity or any prior date on which the principal, or an installment of principal, of each Certificated Note becomes due and payable, whether by the declaration of acceleration, notice of redemption at the option of GTE, notice of the Holder's option to elect repayment or otherwise (the Stated Maturity or such prior date, as the case may be, is herein referred to as the "Maturity Date" with respect to the principal repayable on such date) will be made in immediately available funds upon presentation and surrender thereof at the corporate trust office of the Trustee located at 101 Barclay Street, New York, N.Y. 10286. Payment of interest, if any, due on the Maturity Date of each Certificated Note will be made to the person to whom payment of the principal and premium, if any, shall be made. Payment of interest, if any, due on each Certificated Note on any Interest Payment Date (as defined below) other than the Maturity Date will be made at the office or agency referred to above maintained by GTE for such purpose by check mailed to the address of the Holder entitled thereto as such address shall appear in the Security Register of GTE or in such other manner as determined by GTE or specified in such Note. Notwithstanding the foregoing, a Holder of $10,000,000 (or, if the applicable Specified Currency is other than United States dollars, the equivalent thereof in such Specified Currency) or more in aggregate principal amount of Notes (whether having identical or different terms and provisions) will be entitled to receive interest payments, if any, on any Interest Payment Date other than the Maturity Date by wire transfer of immediately available funds if appropriate wire transfer instructions have been received in writing by the Trustee not less than 15 days prior to such Interest Payment Date. Any such wire transfer instructions received by the Trustee shall remain in effect until revoked by such Holder. For special payment terms applicable to Foreign Currency Notes, see "Risk Factors - Exchange Rates and Exchange Controls".

  As used herein, "Business Day" means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law, regulation or executive order to close in The City of New York; provided, however, that, with respect to Foreign Currency Notes, such day is also not a day on which banking institutions are authorized or required by law, regulation or execution order to close in the Principal Financial Center (as hereinafter defined) of the country issuing the Specified Currency (unless the Specified Currency is European Currency Units ("ECU"), in which case such day is also not a day that appears as an ECU non-settlement day on the display designated as "ISDE" on the Reuter Monitor Money Rates Service (or is not a day designated as an ECU non-settlement day by the ECU Banking Association) or, if ECU non-settlement days do not appear on that page (and are not so designated), a day that is not a day on which payments in ECU cannot be settled in the international interbank market); provided, further, that, with respect to Notes as to which LIBOR is an applicable Interest Rate Basis, such day is also a London Business Day (as hereinafter defined). "London Business Day" means a day on which dealings in the Index Currency (as hereinafter defined) are transacted in the London interbank market.

  "Principal Financial Center" means (i) the capital city of the country issuing the Specified Currency (except as described in the immediately preceding paragraph with respect to ECU) or (ii) the capital city of the country to which the Index Currency, if applicable, relates (or, in the case of ECU, Luxembourg), except, in each case, that with respect to United States dollars, Australian dollars, Canadian dollars, Deutsche marks, Dutch guilders, Italian lire and Swiss francs, the "Principal Financial Center" shall be The City of New York, Sydney, Toronto, Frankfurt, Amsterdam, Milan (solely in the case of clause (i) above) and Zurich, respectively.

  Book-Entry Notes may be transferred or exchanged only through the Depository. See "The Securities - Book-Entry, Delivery and Form" in the accompanying Prospectus. Registration of transfer or exchange of Certificated Notes will be made at the office or agency maintained by GTE for such purpose in the Borough of Manhattan, The City of New York. No service charge will be made by GTE or the Trustee for any such registration of transfer or exchange of Notes, but GTE may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection therewith (other than exchanges pursuant to the Indenture not involving any transfer).

  Certain Notes ("Indexed Notes") may be issued with the principal amount payable at maturity, and/or the amount of interest payable on an interest payment date, to be determined by reference to one or more currencies

(including baskets of currencies), one or more commodities (including baskets of commodities), one or more securities (including baskets of securities) and/or any other index as set forth in the applicable Pricing Supplement. Holders of Indexed Notes may receive a principal amount at maturity that is greater than or less than the face amount (but not less than zero) of such Notes depending upon the value at maturity of the applicable index. With respect to any Indexed Note, information as to the methods for determining the principal amount payable at maturity and/or the amount of interest payable on an interest payment date, as the case may be, as to any one or more currencies (including baskets of currencies), commodities (including baskets of commodities), securities (including baskets of securities) or other indices to which principal or interest is indexed, as to any additional foreign exchange or other risks or as to any additional tax considerations may be set forth in the applicable Pricing Supplement. See "Risks Factors - Structure Risks".

  The applicable Pricing Supplement will specify any redemption or repayment terms applicable to the Notes. Unless otherwise specified in the applicable Pricing Supplement, the Notes will not be subject to any sinking fund. See "Redemption and Repayment" below. Any optional redemption feature of Notes might affect the market value of such Notes. Since GTE may be expected to redeem such Notes when prevailing interest rates are relatively low, an investor might not be able to reinvest the redemption proceeds at an effective interest rate as high as the interest rate on such Notes.

  The defeasance provisions of the Indenture described under the caption "The Securities - Redemption Provisions, Sinking Fund and
Defeasance" in the accompanying Prospectus will apply to the Notes.

  The covenant provisions and Events of Default under the Indenture described under the captions "The Securities -
Restrictions" and "- Events of Default and Notice Thereof" in the accompanying Prospectus will apply to the Notes.

PAYMENT OF PRINCIPAL AND INTEREST

  Unless otherwise specified in the applicable Pricing Supplement, each interest-bearing Note will bear interest from its date of issue at the rate per annum, in the case of a Fixed Rate Note, or pursuant to the interest rate formula, in the case of a Floating Rate Note, in each case as specified in the applicable Pricing Supplement, until the principal thereof is paid or duly made available for payment. Unless otherwise specified in the applicable Pricing Supplement, interest payments in respect of Fixed Rate Notes and Floating Rate Notes will equal the amount of interest accrued from and including the immediately preceding Interest Payment Date in respect of which interest has been paid or duly made available for payment (or from and including the date of issue, if no interest has been paid or duly made available for payment) to but excluding the applicable Interest Payment Date or the Maturity Date, as the case may be (each, an "Interest Period"). Interest on any overdue principal, premium and/or interest will be paid at the Default Rate per annum specified in the applicable Pricing Supplement (to the extent that the payment of such interest shall be legally enforceable).

  Interest on Fixed Rate Notes and Floating Rate Notes will be payable in arrears on each Interest Payment Date and on the Maturity Date. Unless otherwise specified in the applicable Pricing Supplement, the first payment of interest on any such Note originally issued between a Record Date (as defined below) and the related Interest Payment Date will be made on the Interest Payment Date immediately following the next succeeding Record Date to the Holder on such next succeeding Record Date.

  FIXED RATE NOTES

  Unless otherwise specified in the applicable Pricing Supplement, interest on Fixed Rate Notes will be payable on March 1 and September 1 of each year (each, an "Interest Payment Date") and on the Maturity Date. Unless otherwise specified in the applicable Pricing Supplement, interest on Fixed Rate Notes will be computed on the basis of a 360-day year of twelve 30-day months. Unless otherwise specified in the applicable Pricing Supplement, a "Record Date" for Fixed Rate Notes shall be the February 15 and August 15 (whether or not a Business Day) immediately preceding the March 1 and September 1 Interest Payment Dates, respectively.

  If any Interest Payment Date or the Maturity Date of a Fixed Rate Note falls on a day that is not a Business Day, the required payment of principal, premium, if any, and/or interest will be made on the next succeeding Business Day as if made on the date such payment was due, and no interest will accrue on such payment for the period from and after such Interest Payment Date or the Maturity Date, as the case may be, to the date of such payment on the next succeeding Business Day.

  FLOATING RATE NOTES

  Unless otherwise specified in the applicable Pricing Supplement, Floating Rate Notes will be issued as described below. The applicable Pricing Supplement will specify certain terms with respect to which each Floating Rate Note is being delivered, including: whether such Floating Rate Note is a "Regular Floating Rate Note", a "Floating Rate/Fixed Rate Note" or an "Inverse Floating Rate Note", the Fixed Rate Commencement Date, if applicable, Fixed Interest Rate, if applicable, Interest Rate Basis or Bases, Initial Interest Rate, if any, Initial Interest Reset Date, Interest Reset Period and Dates, Interest Payment Period and Dates, Index Maturity, Maximum Interest Rate and/or Minimum Interest Rate, if any, and Spread and/or Spread Multiplier, if any, as such terms are defined below. If one or more of the applicable Interest Rate Bases is LIBOR or the CMT Rate, the applicable Pricing Supplement will also specify the Index Currency and Designated LIBOR Page or the Designated CMT Maturity Index and Designated CMT Telerate Page, respectively, as such terms are defined below. Unless otherwise specified in the applicable Pricing Supplement, a "Record Date" for Floating Rate Notes shall be the fifteenth day (whether or not a Business Day) immediately preceding the related Interest Payment Date.

  The interest rate borne by the Floating Rate Notes will be determined as follows:

    (i) Unless such Floating Rate Note is designated as a "Floating Rate/Fixed Rate Note" or an "Inverse Floating Rate Note" or as having an Addendum attached or having "Other Provisions" apply, such Floating Rate Note will be designated as a "Regular Floating Rate Note" and, except as described below or in the applicable Pricing Supplement, will bear interest at the rate determined by reference to the applicable Interest Rate Basis or Bases (a) plus or minus the applicable Spread, if any, and/or (b) multiplied by the applicable Spread Multiplier, if any. Commencing on the Initial Interest Reset Date, the rate at which interest on such Regular Floating Rate Note shall be payable shall be reset as of each Interest Reset Date; provided, however, that the interest rate in effect for the period, if any, from the date of issue to the Initial Interest Reset Date will be the Initial Interest Rate.

    (ii) If such Floating Rate Note is designated as a "Floating Rate/Fixed Rate Note", then, except as described below or in the applicable Pricing Supplement, such Floating Rate Note will bear interest at the rate determined by reference to the applicable Interest Rate Basis or Bases

  (a) plus or minus the applicable Spread, if any, and/or (b) multiplied by the applicable Spread Multiplier, if any. Commencing on the Initial Interest Reset Date, the rate at which interest on such Floating Rate/Fixed Rate Note shall be payable shall be reset as of each Interest Reset Date; provided, however, that (y) the interest rate in effect for the period, if any, from the date of issue to the Initial Interest Reset Date will be the Initial Interest Rate and (z) the interest rate in effect for the period commencing on the Fixed Rate Commencement Date to the Maturity Date shall be the Fixed Interest Rate, if such rate is specified in the applicable Pricing Supplement or, if no such Fixed Interest Rate is specified, the interest rate in effect thereon on the day immediately preceding the Fixed Rate Commencement Date.

    (iii) If such Floating Rate Note is designated as an "Inverse Floating Rate Note", then, except as described below or in the applicable Pricing Supplement, such Floating Rate Note will bear interest at the Fixed Interest Rate specified in the applicable Pricing Supplement minus the rate determined by reference to the applicable Interest Rate Basis or Bases
  (a) plus or minus the applicable Spread, if any, and/or (b) multiplied by the applicable Spread Multiplier, if any; provided, however, that, unless otherwise specified in the applicable Pricing Supplement, the interest rate thereon will not be less than zero. Commencing on the Initial Interest Reset Date, the rate at which interest on such Inverse Floating Rate Note shall be payable shall be reset as of each Interest Reset Date; provided, however, that the interest rate in effect for the period, if any, from the date of issue to the Initial Interest Reset Date will be the Initial Interest Rate.

  The "Spread" is the number of basis points to be added to or subtracted from the related Interest Rate Basis or Bases applicable to such Floating Rate Note. The "Spread Multiplier" is the percentage of the related Interest Rate Basis or Bases applicable to such Floating Rate Note by which such Interest Rate Basis or Bases will be multiplied to determine the applicable interest rate on such Floating Rate Note. The "Index Maturity" is the period to maturity of the instrument or obligation with respect to which the related Interest Rate Basis or Bases will be calculated.

  Notwithstanding the foregoing, if such Floating Rate Note is designated as having an Addendum attached as specified on the face thereof, such Floating Rate Note shall bear interest in accordance with the terms described in such Addendum and the applicable Pricing Supplement.

  Unless otherwise specified in the applicable Pricing Supplement, the interest rate with respect to each Interest Rate Basis will be determined in accordance with the applicable provisions below. Except as set forth above or in the applicable Pricing Supplement, the interest rate in effect on each day shall be (i) if such day is an Interest Reset Date, the interest rate determined as of the Interest Determination Date (as defined below) immediately preceding such Interest Reset Date or (ii) if such day is not an Interest Reset Date, the interest rate determined as of the Interest Determination Date immediately preceding the most recent Interest Reset Date.

   Interest on Floating Rate Notes will be determined by reference to the applicable Interest Rate Basis or Interest Rate Bases, which may, as described below, include (i) the CD Rate,
(ii) the CMT Rate, (iii) the Commercial Paper Rate, (iv) the Federal Funds Rate, (v) LIBOR, (vi) the Prime Rate, (vii) the Treasury Rate, or (viii) such other Interest Rate Basis or interest rate formula as may be specified in the applicable Pricing Supplement; provided, however, that the interest rate in effect on a Floating Rate Note for the period, if any, from the date of issue to the Initial Interest Reset Date will be the Initial Interest Rate; provided, further, that with respect to a

Floating Rate/Fixed Rate Note the interest rate in effect for the period commencing on the Fixed Rate Commencement Date to the Maturity Date shall be the Fixed Interest Rate, if such rate is specified in the applicable Pricing Supplement or, if no such Fixed Interest Rate is specified, the interest rate in effect thereon on the day immediately preceding the Fixed Rate Commencement Date.

  The applicable Pricing Supplement will specify whether the rate of interest on the related Floating Rate Note will be reset daily, weekly, monthly, quarterly, semiannually or annually or on such other specified basis (each, an "Interest Reset Period") and the dates on which such rate of interest will be reset (each, an "Interest Reset Date"). Unless otherwise specified in the applicable Pricing Supplement, the Interest Reset Dates will be, in the case of Floating Rate Notes which reset: (i) daily, each Business Day; (ii) weekly, the Wednesday of each week (with the exception of weekly reset Floating Rate Notes as to which the Treasury Rate is an applicable Interest Rate Basis, which will reset the Tuesday of each week, except as described below); (iii) monthly, the third Wednesday of each month; (iv) quarterly, the third Wednesday of March, June, September and December of each year, (v) semiannually, the third Wednesday of the two months specified in the applicable Pricing Supplement; and (vi) annually, the third Wednesday of the month specified in the applicable Pricing Supplement; provided however, that, with respect to Floating Rate/Fixed Rate Notes, the rate of interest thereon will not reset after the applicable Fixed Rate Commencement Date. If any Interest Reset Date for any Floating Rate Note would otherwise be a day that is not a Business Day, such Interest Reset Date will be postponed to the next succeeding Business Day, except that in the case of a Floating Rate Note as to which LIBOR is an applicable Interest Rate Basis and such Business Day falls in the next succeeding calendar month, such Interest Reset Date will be the immediately preceding Business Day. In addition, in the case of a Floating Rate Note as to which the Treasury Rate is an applicable Interest Rate Basis and the Interest Determination Date would otherwise fall on an Interest Reset Date, then such Interest Reset Date will be postponed to the next succeeding Business Day.

  The interest rate applicable to each Interest Reset Period commencing on the related Interest Reset Date will be the rate determined as of the applicable Interest Determination Date on or prior to the Calculation Date (as defined below). The "Interest Determination Date" with respect to the CD Rate, the CMT Rate, the Commercial Paper Rate, the Federal Funds Rate and the Prime Rate will be the second Business Day immediately preceding the applicable Interest Reset Date; and the "Interest Determination Date" with respect to LIBOR will be the second London Business Day immediately preceding the applicable Interest Reset Date, unless the Index Currency is British pounds sterling, in which case the "Interest Determination Date" will be the applicable Interest Reset Date. With respect to the Treasury Rate, the "Interest Determination Date" will be the day in the week in which the applicable Interest Reset Date falls on which day Treasury Bills (as defined below) are normally auctioned (Treasury Bills are normally sold at an auction held on Monday of each week, unless that day is a legal holiday, in which case the auction is normally held on the following Tuesday, except that such auction may be held on the preceding Friday); provided, however, that if an auction is held on the Friday of the week preceding the applicable Interest Reset Date, the Interest Determination Date will be such preceding Friday. The "Interest Determination Date" pertaining to a Floating Rate Note the interest rate of which is determined by reference to two or more Interest Rate Bases will be the most recent Business Day which is at least two Business Days prior to the applicable Interest Reset Date for such Floating Rate Note on which each Interest Rate Basis is determinable. Each Interest Rate Basis will be determined as of such date, and the applicable interest rate will take effect on the applicable Interest Reset Date.

  A Floating Rate Note may also have either or both of the following: (i) a Maximum Interest Rate, or ceiling on the rate of interest, that may accrue during any Interest Period and (ii) a Minimum Interest Rate, or floor on the rate of interest, that may accrue during any Interest Period. In addition to any Maximum Interest Rate that may apply to any Floating Rate Note, the interest rate on Floating Rate Notes will in no event be higher than the maximum rate permitted by New York law, as the same may be modified by United States law of general application.

  Except as provided below or in the applicable Pricing Supplement, interest will be payable, in the case of Floating Rate Notes which reset: (i) daily, weekly or monthly, on the third Wednesday of each month or on the third Wednesday of March, June, September and December of each year, as specified in the applicable Pricing Supplement; (ii) quarterly, on the third Wednesday of March, June, September and December of each year,
(iii) semiannually, on the third Wednesday of the two months of each year specified in the applicable Pricing Supplement; and
(iv) annually, on the third Wednesday of the month of each year specified in the applicable Pricing Supplement (each, an "Interest Payment Date") and, in each case, on the Maturity Date. If any Interest Payment Date other than the Maturity Date for any Floating Rate Note would otherwise be a day that is not a Business Day, such Interest Payment Date will be postponed to the next succeeding Business Day, except that in the case of a Floating Rate Note as to which LIBOR is an applicable Interest Rate Basis and such Business Day falls in the next succeeding calendar month, such Interest Payment Date will be the immediately preceding Business Day. If the Maturity Date of a Floating Rate Note falls on a day that is not a Business Day, the required payment of principal, premium, if any, and interest will be made on the next succeeding Business Day as if made on the date such payment was due, and no interest will accrue on such payment for the period from and after the Maturity Date to the date of such payment on the next succeeding Business Day.

  All percentages resulting from any calculation on Floating Rate Notes will be rounded to the nearest one hundred-thousandth of a percentage point, with five-one millionths of a percentage point rounded upwards (e.g., 9.876545% (or .09876545) would be rounded to 9.87655% (or .0987655)), and all amounts used in or resulting from such calculation on Floating Rate Notes will be rounded, in the case of United States dollars, to the nearest cent or, in the case of a foreign currency or composite currency, to the nearest unit (with one-half cent or unit being rounded upwards).

  With respect to each Floating Rate Note, accrued interest is calculated by multiplying its principal amount by an accrued interest factor. Such accrued interest factor is computed by adding the interest factor calculated for each day in the applicable Interest Period. Unless otherwise specified in the applicable Pricing Supplement, the interest factor for each such day will be computed by dividing the interest rate applicable to such day by 360, in the case of Floating Rate Notes for which an applicable Interest Rate Basis is the CD Rate, the Commercial Paper Rate, the Federal Funds Rate, LIBOR or the Prime Rate, or by the actual number of days in the year in the case of Floating Rate Notes for which an applicable Interest Rate Basis is the CMT Rate or the Treasury Rate. Unless otherwise specified in the applicable Pricing Supplement, the interest factor for Floating Rate Notes for which the interest rate is calculated with reference to two or more Interest Rate Bases will be calculated in each period in the same manner as if only one of the applicable Interest Rate Bases applied as specified in the applicable Pricing Supplement.

  Unless otherwise specified in the applicable Pricing Supplement, The Bank of New York will be the "Calculation Agent". Upon request of the Holder of any Floating Rate Note, the Calculation Agent will disclose the interest rate then in effect and, if determined, the interest rate that will become effective as a result of a determination made for the next succeeding Interest

  Reset Date with respect to such Floating Rate Note. Unless otherwise specified in the applicable Pricing Supplement, the "Calculation Date", if applicable, pertaining to any Interest Determination Date will be the earlier of (i) the tenth calendar day after such Interest Determination Date, or, if such day is not a Business Day, the next succeeding Business Day or (ii) the Business Day immediately preceding the applicable Interest Payment Date or the Maturity Date, as the case may be.

  Unless otherwise specified in the applicable Pricing
Supplement, the Calculation Agent shall determine each Interest
Rate Basis in accordance with the following provisions.

  CD RATE. Unless otherwise specified in the applicable Pricing Supplement, "CD Rate" means, with respect to any Interest Determination Date relating to a Floating Rate Note for which the interest rate is determined with reference to the CD Rate (a "CD Rate Interest Determination Date"), the rate on such date for negotiable United States dollar certificates of deposit having the Index Maturity specified in the applicable Pricing Supplement as published by the Board of Governors of the Federal Reserve System in "Statistical Release H.15(519), Selected Interest Rates" or any successor publication ("H.15(519)") under the heading "CDs (Secondary Market)", or, if not published by 3:00 P.M., New York City time, on the related Calculation Date, the rate on such CD Rate Interest Determination Date for negotiable United States dollar certificates of deposit of the Index Maturity specified in the applicable Pricing Supplement as published by the Federal Reserve Bank of New York in its daily statistical release "Composite 3:30 P.M. Quotations for U.S. Government Securities" or any successor publication ("Composite Quotations") under the heading "Certificates of Deposit". If such rate is not yet published in either H.15(519) or Composite Quotations by 3:00 P.M., New York City time, on the related Calculation Date, then the CD Rate on such CD Rate Interest Determination Date will be calculated by the Calculation Agent and will be the arithmetic mean of the secondary market offered rates as of 10:00 A.M., New York City time, on such CD Rate Interest Determination Date, of three leading nonbank dealers in negotiable United States dollar certificates of deposit in The City of New York (which may include the Agents or their affiliates) selected by the Calculation Agent for negotiable United States dollar certificates of deposit of major United States money market banks with a remaining maturity closest to the Index Maturity specified in the applicable Pricing Supplement in an amount that is representative for a single transaction in that market at that time; provided, however, that if the dealers so selected by the Calculation Agent are not quoting as mentioned in this sentence, the CD Rate determined as of such CD Rate Interest Determination Date will be the CD Rate in effect on such CD Rate Interest Determination Date.

  CMT RATE. Unless otherwise specified in the applicable Pricing Supplement, "CMT Rate" means, with respect to any Interest Determination Date relating to a Floating Rate Note for which the interest rate is determined with reference to the CMT Rate (a "CMT Rate Interest Determination Date"), the rate displayed on the Designated CMT Telerate Page under the caption "Treasury Constant Maturities Federal Reserve Board Release H.15 Mondays Approximately 3:45 P.M.", under the column for the Designated CMT Maturity Index for (i) if the Designated CMT Telerate Page is 7055, the rate on such CMT Rate Interest Determination Date and
(ii) if the Designated CMT Telerate Page is 7052, the week, or the month, as applicable, ended immediately preceding the week in which the related CMT Rate Interest Determination Date occurs.
If such rate is no longer displayed on the relevant page or is not displayed by 3:00 P.M., New York City time, on the related Calculation Date, then the CMT Rate for such CMT Rate Interest Determination Date will be such treasury constant maturity rate for the Designated CMT Maturity Index (as defined below) as published in the relevant H.15(519). If such rate is no longer published or is not published by 3:00 P.M., New York City time, on the related Calculation Date, then the CMT Rate on such CMT Rate Interest Determination Date will be such treasury constant maturity rate for the Designated CMT Maturity Index (or other United States Treasury rate for the Designated CMT Maturity Index) for the CMT Rate Interest Determination Date with respect to such Interest Reset Date as may then be published by either the Board of Governors of the Federal Reserve System or the United States Department of the Treasury that the Calculation Agent determines to be comparable to the rate formerly displayed on the Designated CMT Telerate Page and published in the relevant H.15(519). If such information is not provided by 3:00 P.M., New York City time, on the related Calculation Date, then the CMT Rate on the CMT Rate Interest Determination Date will be calculated by the Calculation Agent and will be a yield to maturity, based on the arithmetic mean of the secondary market closing offer side prices as of approximately 3:30 P.M., New York City time, on such CMT Rate Interest Determination Date reported, according to their written records, by three leading primary United States government securities dealers (each, a "Reference Dealer") in The City of New York (which may include the Agents or their affiliates) selected by the Calculation Agent (from five such Reference Dealers selected by the Calculation Agent and eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest)), for the most recently issued direct noncallable fixed rate obligations of the United States ("Treasury Notes") with an original maturity of approximately the Designated CMT Maturity Index and a remaining term to maturity of not less than such Designated CMT Maturity Index minus one year. If the Calculation Agent is unable to obtain three such Treasury Note quotations, the CMT Rate on such CMT Rate Interest Determination Date will be calculated by the Calculation Agent and will be a yield to maturity based on the arithmetic mean of the secondary market offer side prices as of approximately 3:30 P.M., New York City time, on such CMT Rate Interest Determination Date of three Reference Dealers in The City of New York (from five such Reference Dealers selected by the Calculation Agent and eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest)), for Treasury Notes with an original maturity of the number of years that is the next highest to the Designated CMT Maturity Index and a remaining term to maturity closest to the Designated CMT Maturity Index and in an amount of at least $100 million. If three or four (and not five) of such Reference Dealers are quoting as described above, then the CMT Rate will be based on the arithmetic mean of the offer prices obtained and neither the highest nor the lowest of such quotes will be eliminated; provided, however, that if fewer than three Reference Dealers so selected by the Calculation Agent are quoting as mentioned herein, the CMT Rate determined as of such CMT Rate Interest Determination Date will be the CMT Rate in effect on such CMT Rate Interest Determination Date. If two Treasury Notes with an original maturity as described in the second preceding sentence have remaining terms to maturity equally close to the Designated CMT Maturity Index, the Calculation Agent will obtain from five Reference Dealers quotations for the Treasury Note with the shorter remaining term to maturity.

  "Designated CMT Telerate Page" means the display on the Dow Jones Markets Service on the page specified in the applicable Pricing Supplement (or any other page as may replace such page on that service for the purpose of displaying Treasury Constant Maturities as reported in H.15(519)). If no such page is specified in the applicable Pricing Supplement, the Designated CMT Telerate Page shall be 7052 for the most recent week.

  "Designated CMT Maturity Index" means the original period to maturity of the U.S. Treasury securities (either 1, 2, 3, 5, 7, 10, 20 or 30 years) specified in the applicable Pricing Supplement with respect to which the CMT Rate will be calculated. If no such maturity is specified in the applicable Pricing Supplement, the Designated CMT Maturity Index shall be 2 years.

  COMMERCIAL PAPER RATE. Unless otherwise specified in the applicable Pricing Supplement, "Commercial Paper Rate" means, with respect to any Interest Determination Date relating to a Floating Rate Note for which the interest rate is determined with reference to the Commercial Paper Rate (a "Commercial Paper Rate Interest Determination Date"), the Money Market Yield (as defined below) on such date of the rate for commercial paper having the Index Maturity specified in the applicable Pricing Supplement as published in H.15(519) under the heading "Commercial Paper" or such other heading, in each case representing commercial paper issued by non-financial entities whose bond rating is "Aa", or the equivalent, from a nationally recognized statistical rating organization. In the event that such rate is not published by 3:00 P.M., New York City time, on the related Calculation Date, then the Commercial Paper Rate on such Commercial Paper Rate Interest Determination Date will be the Money Market Yield of the rate for commercial paper having the Index Maturity specified in the applicable Pricing Supplement as published in Composite Quotations under the heading "Commercial Paper" (with an Index Maturity of one month or three months being deemed to be equivalent to an Index Maturity of 30 days or 90 days, respectively). If such rate is not yet published in either H.15(519) or Composite Quotations by 3:00 P.M., New York City time, on the related Calculation Date, then the Commercial Paper Rate on such Commercial Paper Rate Interest Determination Date will be calculated by the Calculation Agent and will be the Money Market Yield of the arithmetic mean of the offered rates at approximately 11:00 A.M., New York City time, on such Commercial Paper Rate Interest Determination Date of three leading dealers of commercial paper in The City of New York (which may include the Agents or their affiliates) selected by the Calculation Agent for commercial paper having the Index Maturity specified in the applicable Pricing Supplement placed for an industrial issuer whose bond rating is "Aa", or the equivalent, from a nationally recognized statistical rating organization; provided, however, that if the dealers so selected by the Calculation Agent are not quoting as mentioned in this sentence, the Commercial Paper Rate determined as of such Commercial Paper Rate Interest Determination Date will be the Commercial Paper Rate in effect on such Commercial Paper Rate Interest Determination Date.

  "Money Market Yield" means a yield (expressed as a percentage) calculated in accordance with the following formula:

                                       360  D
         Money Market Yield =  100  --------------------
                                     360 - (D  M)

where "D" refers to the per annum rate for commercial paper quoted on a bank discount basis and expressed as a decimal; and "M" refers to the actual number of days in the period for which interest is being calculated.

  FEDERAL FUNDS RATE. Unless otherwise specified in the applicable Pricing Supplement, "Federal Funds Rate" means, with respect to any Interest Determination Date relating to a Floating Rate Note for which the interest rate is determined with reference to the Federal Funds Rate (a "Federal Funds Rate Interest Determination Date"), the rate on such date for United States dollar federal funds as published in H.15(519) under the heading "Federal Funds (Effective)" or, if not published by 3:00 P.M., New York City time, on the related Calculation Date, the rate on such Federal Funds Rate Interest Determination Date as published in Composite Quotations under the heading "Federal Funds/Effective Rate". If such rate is not published in either H.15(519) or Composite Quotations by 3:00 P.M., New York City time, on the related Calculation Date, then the Federal Funds Rate on such Federal Funds Rate Interest Determination Date will be calculated by the Calculation Agent and will be the arithmetic mean of the rates for the last transaction in overnight United States dollar federal funds arranged by three leading brokers of federal funds transactions in The City of New York (which may include the

Agents or their affiliates) selected by the Calculation Agent prior to 9:00 A.M., New York City time, on such Federal Funds Rate Interest Determination Date; provided, however, that if the brokers so selected by the Calculation Agent are not quoting as mentioned in this sentence, the Federal Funds Rate determined as of such Federal Funds Rate Interest Determination Date will be the Federal Funds Rate in effect on such Federal Funds Rate Interest Determination Date.

  LIBOR.  Unless otherwise specified in the applicable Pricing
Supplement, "LIBOR" means the rate determined in accordance with the following provisions:

    (i) With respect to any Interest Determination Date relating to a Floating Rate Note for which the interest rate is determined with reference to LIBOR (a "LIBOR Interest Determination Date"), LIBOR will be either: (a) if "LIBOR Reuters" is specified in the applicable Pricing Supplement, the arithmetic mean of the offered rates (unless the Designated LIBOR Page by its terms provides only for a single rate, in which case such single rate shall be used) for deposits in the Index Currency having the Index Maturity specified in such Pricing Supplement, commencing on the applicable Interest Reset Date, that appear (or, if only a single rate is required as aforesaid, appears) on the Designated LIBOR Page as of 11:00 A.M., London time, on such LIBOR Interest Determination Date, or (b) if "LIBOR Telerate" is specified in the applicable Pricing Supplement or if neither "LIBOR Reuters" nor "LIBOR Telerate" is specified in the applicable Pricing Supplement as the method for calculating LIBOR, the rate for deposits in the Index Currency having the Index Maturity specified in such Pricing Supplement, commencing on such Interest Reset Date, that appears on the Designated LIBOR Page as of 11:00 A.M., London time, on such LIBOR Interest Determination Date. If in (a) fewer than two such offered rates appear, or if in (b) no such rate appears, as applicable, LIBOR on such LIBOR Interest Determination Date will be determined in accordance with the provisions described in clause (ii) below.

    (ii) With respect to a LIBOR Interest Determination Date on which fewer than two offered rates appear, or no rate appears, as the case may be, on the Designated LIBOR Page as specified in clause (i) above, the Calculation Agent will request the principal London offices of each of four major reference banks in the London interbank market, as selected by the Calculation Agent, to provide the Calculation Agent with its offered quotation for deposits in the Index Currency for the period of the Index Maturity specified in the applicable Pricing Supplement, commencing on the applicable Interest Reset Date, to prime banks in the London interbank market at approximately 11:00 A.M., London time, on such LIBOR Interest Determination Date and in a principal amount that is representative for a single transaction in such Index Currency in such market at such time. If at least two such quotations are so provided, then LIBOR on such LIBOR Interest Determination Date will be the arithmetic mean of such quotations. If fewer than two such quotations are so provided, then LIBOR on such LIBOR Interest Determination Date will be the arithmetic mean of the rates quoted at approximately 11:00 A.M., in the applicable Principal Financial Center, on such LIBOR Interest Determination Date by three major banks in such Principal Financial Center selected by the Calculation Agent for loans in the Index Currency to leading European banks, having the Index Maturity specified in the applicable Pricing Supplement and in a principal amount that is representative for a single transaction in such Index Currency in such market at such time; provided, however, that if the banks so selected by the Calculation Agent are not quoting as mentioned in this sentence, LIBOR determined as of such LIBOR Interest Determination Date will be LIBOR in effect on such LIBOR Interest Determination Date.

  "Index Currency" means the currency or composite currency specified in the applicable Pricing Supplement as to which LIBOR shall be calculated. If no such currency or composite currency is specified in the applicable Pricing Supplement, the Index Currency shall be United States dollars.

  "Designated LIBOR Page" means (a) if "LIBOR Reuters" is specified in the applicable Pricing Supplement, the display on the Reuter Monitor Money Rates Service (or any successor service) for the purpose of displaying the London interbank rates of major banks for the applicable Index Currency, or (b) if "LIBOR Telerate" is specified in the applicable Pricing Supplement or neither "LIBOR Reuters" nor "LIBOR Telerate" is specified in the applicable Pricing Supplement as the method for calculating LIBOR, the display on the Dow Jones Markets Service (or any successor service) for the purpose of displaying the London interbank rates of major banks for the applicable Index Currency.

  PRIME RATE. Unless otherwise specified in the applicable Pricing Supplement, "Prime Rate" means, with respect to any Interest Determination Date relating to a Floating Rate Note for which the interest rate is determined with reference to the Prime Rate (a "Prime Rate Interest Determination Date"), the rate on such date as such rate is published in H.15(519) under the heading "Bank Prime Loan". If such rate is not published prior to 3:00 P.M., New York City time, on the related Calculation Date, then the Prime Rate shall be the arithmetic mean of the rates of interest publicly announced by each bank that appears on the Reuters Screen USPRIME1 (as defined below) as such bank's prime rate or base lending rate as in effect for such Prime Rate Interest Determination Date. If fewer than four such rates appear on the Reuters Screen USPRIME1 for such Prime Rate Interest Determination Date, then the Prime Rate will be determined by the Calculation Agent and shall be the arithmetic mean of the prime rates quoted on the basis of the actual number of days in the year divided by a 360-day year as of the close of business on such Prime Rate Interest Determination Date by four major money center banks in The City of New York selected by the Calculation Agent. If fewer than four such quotations are so provided, then the Prime Rate shall be the arithmetic mean of four prime rates quoted on the basis of the actual number of days in the year divided by a 360-day year as of the close of business on such Prime Rate Interest Determination Date as furnished in The City of New York by the major money center banks, if any, that have provided such quotations and by as many substitute banks or trust companies as necessary in order to obtain four such prime rate quotations, provided such substitute banks or trust companies are organized and doing business under the laws of the United States, or any State thereof, each having total equity capital of at least $500 million and being subject to supervision or examination by Federal or State authority, selected by the Calculation Agent to provide such rate or rates; provided, however, that if the banks or trust companies so selected by the Calculation Agent are not quoting as mentioned in this sentence, the Prime Rate determined as of such Prime Rate Interest Determination Date will be the Prime Rate in effect on such Prime Rate Interest Determination Date.

  "Reuters Screen USPRIME1" means the display designated as page "USPRIME1" on the Reuter Monitor Money Rates Service (or such other page as may replace the USPRIME1 page on that service for the purpose of displaying prime rates or base lending rates of major United States banks).

  TREASURY RATE. Unless otherwise specified in the applicable Pricing Supplement, "Treasury Rate" means, with respect to any Interest Determination Date relating to a Floating Rate Note for which the interest rate is determined by reference to the Treasury Rate (a "Treasury Rate Interest Determination Date"), the rate from the auction held on such Treasury Rate Interest Determination Date (the "Auction") of direct obligations of the United States ("Treasury Bills") having the Index Maturity specified in the applicable Pricing Supplement, as such rate is published in H.15(519) under the heading "Treasury Bills-auction average (investment)" or, if not published by 3:00 P.M., New York City time, on the related Calculation Date, the auction average rate of such Treasury Bills (expressed as a bond equivalent on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) as otherwise announced by the United States Department of the Treasury. In the event that the results of the Auction of Treasury Bills having the Index Maturity specified in the applicable Pricing Supplement are not reported as provided by 3:00 P.M., New York City time, on the related Calculation Date, or if no such Auction is held, then the Treasury Rate will be calculated by the Calculation Agent and will be a yield to maturity (expressed as a bond equivalent on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) of the arithmetic mean of the secondary market bid rates, as of approximately 3:30 P.M., New York City time, on such Treasury Rate Interest Determination Date, of three leading primary United States government securities dealers (which may include the Agent or its affiliates) selected by the Calculation Agent, for the issue of Treasury Bills with a remaining maturity closest to the Index Maturity specified in the applicable Pricing Supplement; provided, however, that if the dealers so selected by the Calculation Agent are not quoting as mentioned in this sentence, the Treasury Rate determined as of such Treasury Rate Interest Determination Date will be the Treasury Rate in effect on such Treasury Rate Interest Determination Date.

REDEMPTION AND REPAYMENT

  REDEMPTION AT THE OPTION OF GTE

  The Notes will be redeemable at the option of GTE prior to the Stated Maturity only if a Redemption Commencement Date is specified in the applicable Pricing Supplement. If so specified, the Notes will be subject to redemption at the option of GTE on any date on and after the applicable Redemption Commencement Date in whole or from time to time in part in increments of $1,000 or such other increments specified in such Pricing Supplement (provided that any remaining principal amount thereof shall be at least $1,000 or such other specified minimum denomination), at the applicable Redemption Price (as defined below), together with unpaid interest accrued to the date of redemption, on notice given not more than 60 nor less than 30 calendar days prior to the date of redemption and in accordance with the provisions of the Indenture. "Redemption Price", with respect to a Note, means an amount equal to the Initial Redemption Percentage specified in the applicable Pricing Supplement (as adjusted by the Annual Redemption Percentage Reduction, if applicable) multiplied by the unpaid principal amount to be redeemed. The Initial Redemption Percentage, if any, applicable to a Note shall decline at each anniversary of the Redemption Commencement Date by an amount equal to the applicable Annual Redemption Percentage Reduction, if any, until the Redemption Price is equal to 100% of the unpaid principal amount to be redeemed. See also "- Original Issue Discount Notes".

  Unless otherwise specified in the applicable Pricing
Supplement, the Notes will not be subject to any sinking fund.

  REPAYMENT AT THE OPTION OF THE HOLDER

  The Notes will be repayable by GTE at the option of the Holders thereof prior to the Stated Maturity only if one or more Optional Repayment Dates are specified in the applicable Pricing Supplement. If so specified, the Notes will be subject to repayment at the option of the Holders thereof on any Optional Repayment Date in whole or from time to time in part in increments of $1,000 or such other increments specified in the applicable Pricing Supplement (provided that any remaining principal amount thereof shall be at least $1,000 or such other specified minimum denomination), at a repayment price equal to 100% of the unpaid principal amount to be repaid, together with unpaid interest accrued to the date of repayment. For any Note to be repaid, such

Note must be received, together with the form thereon entitled "Option to Elect Repayment" duly completed, by the Trustee at its Corporate Trust Office (or such other address of which GTE shall from time to time notify the Holders) not more than 60 nor less than 30 calendar days prior to the date of repayment. Exercise of such repayment option by the Holder will be irrevocable. See also "- Original Issue Discount Notes".

  Only the Depository may exercise the repayment option in respect of Global Securities representing Book-Entry Notes. Accordingly, owners of beneficial interests ("Beneficial Owners") in Global Securities that desire to have all or any portion of the Book-Entry Notes represented by such Global Securities repaid must instruct the participant through which they own their interest to direct the Depository to exercise the repayment option on their behalf by delivering the related Global Debt Security and duly completed election form to the Trustee as aforesaid. In order to ensure that such Global Debt Security and election form are received by the Trustee on a particular day, the applicable Beneficial Owner must so instruct the participant through which it owns its interest before such participant's deadline for accepting instructions for that day. Different firms may have different deadlines for accepting instructions from their customers. Accordingly, Beneficial Owners should consult the participants through which they own their interest for the respective deadlines for such participants. All instructions given to participants from Beneficial Owners of Global Securities relating to the option to elect repayment shall be irrevocable. In addition, at the time such instructions are given, each such Beneficial Owner shall cause the participant through which it owns its interest to transfer such Beneficial Owner's interest in the Global Debt Security or Securities representing the related Book-Entry Notes, on the Depository's records, to the Trustee. See "- Book-Entry Notes".

  If applicable, GTE will comply with the requirements of Rule
14e-1 under the Securities Exchange Act of 1934, as amended (the
"Exchange Act"), and any other securities laws or regulations in connection with any such repayment.

  GTE may at any time purchase Notes at any price or prices in the open market or otherwise. Notes so purchased by GTE may, at the discretion of GTE, be held, resold or surrendered to the Trustee for cancellation.

ADDENDUM AND/OR OTHER PROVISIONS

  Any provisions with respect to the Notes, including the specification and determination of one or more Interest Rate Bases, the calculation of the interest rate applicable to a Floating Rate Note, the Interest Payment Dates, the Maturity Date or any other term relating thereto, may be modified and/or supplemented as specified under "Other Provisions" on the face thereof or in an Addendum relating thereto, if so specified on the face thereof. Such provisions will be described in the applicable Pricing Supplement.

AMORTIZING NOTES

  GTE may from time to time offer Amortizing Notes. Unless otherwise specified in the applicable Pricing Supplement, interest on each Amortizing Note will be computed on the basis of a 360-day year of twelve 30-day months. Payments with respect to Amortizing Notes will be applied first to interest due and payable thereon and then to the reduction of the unpaid principal amount thereof. Further information concerning additional terms and provisions of Amortizing Notes will be specified in the applicable Pricing Supplement, including a table setting forth repayment information for such Amortizing Notes.

ORIGINAL ISSUE DISCOUNT NOTES

  GTE may offer Notes ("Original Issue Discount Notes") from time to time that have an Issue Price (as specified in the applicable Pricing Supplement) that is less than 100% of the principal amount thereof (i.e. par). Original Issue Discount Notes may not bear any interest currently or may bear interest at a rate that is below market rates at the time of issuance. The difference between the Issue Price of an Original Issue Discount Note and par is referred to herein as the "Discount". In the event of redemption, repayment or acceleration of maturity of an Original Issue Discount Note, the amount payable to the Holder of such Original Issue Discount Note will be equal to the sum of (i) the Issue Price (increased by any accruals of Discount) and, in the event of any redemption of such Original Issue Discount Note (if applicable), multiplied by the Initial Redemption Percentage specified in the applicable Pricing Supplement (as adjusted by the Annual Redemption Percentage Reduction, if applicable) and
(ii) any unpaid interest on such Original Issue Discount Note accrued from the date of issue to the date of such redemption, repayment or acceleration of maturity, as the case may be.

  Unless otherwise specified in the applicable Pricing Supplement, for purposes of determining the amount of Discount that has accrued as of any date on which a redemption, repayment or acceleration of maturity occurs for an Original Issue Discount Note, such Discount will be accrued using a constant yield method. The constant yield will be calculated using a 30-day month, 360-day year convention, a compounding period that, except for the Initial Period (as defined below), corresponds to the shortest period between Interest Payment Dates for the applicable Original Issue Discount Note (with ratable accruals within a compounding period), a coupon rate equal to the initial coupon rate applicable to such Original Issue Discount Note and an assumption that the maturity of such Original Issue Discount Note will not be accelerated. If the period from the date of issue to the initial Interest Payment Date for an Original Issue Discount Note (the "Initial Period") is shorter than the compounding period for such Original Issue Discount Note, a proportionate amount of the yield for an entire compounding period will be accrued. If the Initial Period is longer than the compounding period, then such period will be divided into a regular compounding period and a short period with the short period being treated as provided in the preceding sentence. The accrual of the applicable Discount may differ from the accrual of original issue discount for purposes of the Internal Revenue Code of 1986, as amended (the "Code"), certain Original Issue Discount Notes may not be treated as having original issue discount within the meaning of the Code, and Notes other than Original Issue Discount Notes may be treated as issued with original issue discount for federal income tax purposes. See "Certain United States Federal Income Tax Considerations" herein.

  GTE may from time to time offer Notes ("Indexed Notes") with the amount of principal, premium or interest payable in respect thereof to be determined by reference to the price or prices of specified commodities or stocks or to other items, in each case as specified in the applicable Pricing Supplement. In certain cases, Holders of Indexed Notes may receive a principal payment on the Maturity Date that is greater than or less than the principal amount of such Indexed Notes depending upon the relative value on the Maturity Date of the specified indexed item. Information as to the method for determining the amount of principal, premium, if any, or interest, if any, payable in respect of Indexed Notes, certain historical information with respect to the specified indexed item and any material tax consideration associated with an investment in Indexed Notes will be specified in the applicable Pricing Supplement.

BOOK-ENTRY NOTES

  GTE has established a depository arrangement with The Depository Trust Company with respect to the Book-Entry Notes, the terms of which are summarized below. Any additional or differing terms of the depository arrangement with respect to the Book-Entry Notes will be described in the applicable Pricing Supplement.

  Upon issuance, all Book-Entry Notes up to $200,000,000 aggregate principal amount bearing interest (if any) at the same rate or pursuant to the same formula and having the same date of issue, currency of denomination and payment, Interest Payment Dates (if any), Stated Maturity, redemption provisions (if any), repayment provisions (if any) and other terms will be represented by a single Global Security; all such Book-Entry Notes in excess of $200,000,000 aggregate principal amount will be represented by two or more Global Securities. Each Global Security representing Book-Entry Notes will be deposited with, or on behalf of, the Depository and will be registered in the name of the Depository or a nominee of the Depository. No Global Security may be transferred except as a whole by a nominee of the Depository to the Depository or to another nominee of the Depository, or by the Depository or such nominee to a successor of the Depository or a nominee of such successor. See "The Securities - Book-Entry, Delivery and Form" in the accompanying Prospectus.

         SPECIAL PROVISIONS RELATING TO FOREIGN CURRENCY NOTES

GENERAL

  Unless otherwise specified in the applicable Pricing Supplement, Foreign Currency Notes will not be sold in, or to residents of, the country issuing the Specified Currency. The information set forth in this Prospectus Supplement is directed to prospective purchasers who are United States residents and, with respect to Foreign Currency Notes, is by necessity incomplete. GTE and the Agents disclaim any responsibility to advise prospective purchasers who are residents of countries other then the United States with respect to any matters that may affect the purchase, holding or receipt of payments of principal of, and premium, if any, and interest, if any, on, Foreign Currency Notes. Such persons should consult their own financial and legal advisors with regard to such matters. See "Risk Factors
- Exchange Rates and Exchange Controls."

PAYMENT OF PRINCIPAL, PREMIUM, IF ANY, AND INTEREST, IF ANY

  Unless otherwise specified in the applicable Pricing Supplement, GTE is obligated to make payments of principal of, and premium, if any, and interest, if any, on, Foreign Currency Notes in the applicable Specified Currency (or, if such Specified Currency is not at the time of such payment legal tender for the payment of public and private debts, in such other coin or currency of the country which issued such Specified Currency as at the time of such payment is legal tender for the payment of such debts). Any such amounts payable by GTE in a foreign currency or composite currency will, unless otherwise specified in the applicable Pricing Supplement, be converted by the Exchange Rate Agent named in the applicable Pricing Supplement into United States dollars for payment to Holders. However, the Holder of a Foreign Currency Note may elect to receive amounts payable in a foreign currency or composite currency in such foreign currency or composite currency as hereinafter described.

  Any United States dollar amount to be received by a Holder of a Foreign Currency Note will be based on the highest bid quotation in The City of New York received by the Exchange Rate Agent at approximately 11:00 A.M., New York

City time, on the second Business Day preceding the applicable payment date from three recognized foreign exchange dealers (one of whom may be the Exchange Rate Agent) selected by the Exchange Rate Agent and approved by GTE for the purchase by the quoting dealer of the applicable foreign currency or composite currency for United States dollars for settlement on such payment date in the aggregate amount of such currency or composite currency payable to all Holders of Foreign Currency Notes scheduled to receive United States dollar payments and at which the applicable dealer commits to execute a contract. All currency exchange costs will be borne by the Holders of such Foreign Currency Notes by deductions from such payments. If three such bid quotations are not available, payments will be made in the applicable foreign currency or composite currency.

  If the principal of, and premium, if any, and interest, if any, on, Foreign Currency Notes are payable in a foreign currency or composite currency, Holders of such Foreign Currency Notes may elect to receive all or a specified portion of such payments in such foreign currency or composite currency by submitting a written request for such payment to the Trustee at its corporate trust office in the Borough of Manhattan, The City of New York on or prior to the applicable Record Date or at least fifteen calendar days prior to the Maturity Date, as the case may be. Such written request may be mailed or hand delivered or sent by cable, telex or other form of facsimile transmission. Holders of such Foreign Currency Notes may elect to receive all or a specified portion of all future payments in the applicable foreign currency or composite currency in respect of such principal, premium, if any, and/or interest, if any, and need not file a separate election for each payment. Such election will remain in effect until revoked by written notice to the Trustee, but written notice of any such revocation must be received by the Trustee on or prior to the applicable Record Date or at least fifteen calendar days prior to the Maturity Date, as the case may be. Holders of such Foreign Currency Notes to be held in the name of a broker or nominee should contact such broker or nominee to determine whether and how an election to receive payments in the applicable foreign currency or composite currency may be made.

  Payments of the principal of, and premium, if any, and/or interest, if any, on, Foreign Currency Notes which are to be made in United States dollars will be made in the manner specified herein with respect to Notes denominated in United States dollars. See "Description of the Notes - General". Payments of interest, if any, on Foreign Currency Notes which are to be made in the applicable foreign currency or composite currency on an Interest Payment Date other than the Maturity Date will be made by check mailed to the address of the Holders of such Foreign Currency Notes as they appear in the Security Register, subject to the right to receive such interest payments by wire transfer of immediately available funds under the circumstances described under "Description of the Notes - General". Payments of principal of, and premium, if any, and/or interest, if any, on, Foreign Currency Notes which are to be made in the applicable foreign currency or composite currency on the Maturity Date will be made by wire transfer of immediately available funds to an account with a bank designated at least fifteen calendar days prior to the Maturity Date by each Holder thereof, provided that such bank has appropriate facilities therefor and that the applicable Foreign Currency Note is presented and surrendered at the principal corporate trust office of the Trustee in time for the Trustee to make such payments in such funds in accordance with its normal procedures.

  Unless otherwise specified in the applicable Pricing Supplement, a Beneficial Owner of a Global Security or Securities representing Book-Entry Notes payable in a currency or composite currency other than United States dollars which elects to receive payments of principal, premium, if any, and/or interest, if any, in such currency or composite currency must notify the participant through which it owns its interest on or prior to the applicable Record Date or at least fifteen calendar days prior to the Maturity Date, as the case may be, of such Beneficial Owner's election. Such Participant must notify the Depository of such election on or prior to the third Business Day after such Record Date or at least twelve calendar days prior to the Maturity Date, as the case may be, and the Depository will notify the Trustee of such election on or prior to the fifth Business Day after such Record Date or at least ten calendar days prior to the Maturity Date, as the case may be. If complete instructions are received by the participant from the Beneficial Owner and forwarded by the Participant to the Depository, and by the Depository to the Trustee, on or prior to such dates, then such Beneficial Owner will receive payments in the applicable foreign currency or composite currency.

AVAILABILITY OF SPECIFIED CURRENCY

  Except as set forth below, if the principal of, premium, if any, and/or interest, if any, on, any Note is payable in a Specified Currency other than U.S. dollars and such Specified Currency is not available to GTE for making payments thereof due to the imposition of exchange controls or other circumstances beyond the control of GTE or is no longer used by the government of the country issuing such currency or for the settlement of transactions by public institutions within the international banking community, then GTE will be entitled to satisfy its obligations to holders of the Notes by making such payments in U.S. dollars on the basis of the Market Exchange Rate (as defined below) on the second Business Day prior to such payment date or, if such Market Exchange Rate is not then available, on the basis of the most recently available Market Exchange Rate; provided, however, that if such Specified Currency is replaced by a single European currency (expected to be named the Euro), the payment of principal of, premium, if any, or interest on any Note denominated in such currency shall be effected in the new single European currency in conformity with legally applicable measures taken pursuant to, or by virtue of, the treaty establishing the European Community, as amended by the treaty on European Union.

  Unless otherwise specified in the applicable Pricing Supplement, if payment in respect of a Foreign Currency Note is required to be made in any composite currency, and such composite currency is unavailable due to the imposition of exchange controls or other circumstances beyond the control of GTE, GTE will be entitled to satisfy its obligations to the Holder of such Foreign Currency Note by making such payment in United States dollars. The amount of each payment in United States dollars shall be computed by the Exchange Rate Agent on the basis of the equivalent of the composite currency in United States dollars. The component currencies of the composite currency for this purpose (collectively, the "Component Currencies" and each, a "Component Currency") shall be the currency amounts that were components of the composite currency as of the last day on which the composite currency was used. The equivalent of the composite currency in United States dollars shall be calculated by aggregating the United States dollar equivalents of the Component Currencies. The United States dollar equivalent of each of the Component Currencies shall be determined by the Exchange Rate Agent on the basis of the most recently available Market Exchange Rate for each such Component Currency, or as otherwise specified in the applicable Pricing Supplement.

  If the official unit of any Component Currency is altered by way of combination or subdivision, the number of units of the currency as a Component Currency shall be divided or multiplied in the same proportion. If two or more Component Currencies are consolidated into a single currency, the amounts of those currencies as Component Currencies shall be replaced by an amount in such single currency equal to the sum of the amounts of the consolidated Component Currencies expressed in such single currency. If any Component Currency is divided into two or more currencies, the amount of the original Component Currency shall be replaced by the amounts of such two or more currencies, the sum of which shall be equal to the amount of the original Component Currency.

  The "Market Exchange Rate" for a currency or composite currency other than United States dollars means the noon dollar buying rate in The City of New York for cable transfers for such currency or composite currency as certified for customs purposes by (or if not so certified, as otherwise determined by) the Federal Reserve Bank of New York. Any payment made in United States dollars or a new single European currency under the circumstances described above where the required payment is in a currency or composite currency other than United States dollars or such single European currency, respectively, will not constitute an Event of Default under the Indenture with respect to the Notes.

  All determinations referred to above made by the Exchange Rate
Agent shall be at its sole discretion and shall, in the absence of error, be conclusive for all purposes and binding on the Holders of the Foreign Currency Notes.

                     CERTAIN UNITED STATES FEDERAL
                       INCOME TAX CONSIDERATIONS

  The following summary of certain United States Federal income tax consequences of the purchase, ownership and disposition of the Notes is based upon laws, regulations, ruling and decisions now in effect, all of which are subject to change (including changes in effective dates). It deals only with Notes held as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the "Code"), does not discuss all of the tax consequences that may be relevant to a holder in light of his particular circumstances and does not purport to deal with persons in special tax situations, such as financial institutions, insurance companies, tax-exempt organizations, regulated investment companies, dealers in securities or currencies, persons holding Notes as a hedge against currency risks or as a position in a "straddle" for tax purposes, or persons whose functional currency (as defined in Section 985 of the Code) is not the United States dollar. Moreover, the summary deals only with Notes that are due to mature 30 years or less from the date on which they are issued. The United States Federal income tax consequences of ownership of Notes that are due to mature more than 30 years from their date of issue will be discussed in an applicable Pricing Supplement. It also does not deal with holders other than original purchasers (except where otherwise specifically noted). BECAUSE THE EXACT PRICING AND OTHER TERMS OF THE NOTES WILL VARY, NO ASSURANCE CAN BE GIVEN THAT THE CONSIDERATIONS DESCRIBED BELOW WILL APPLY TO A PARTICULAR ISSUANCE OF NOTES. CERTAIN MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES RELATING TO THE OWNERSHIP OF PARTICULAR NOTES (WHERE APPLICABLE) WILL BE SUMMARIZED IN THE PRICING SUPPLEMENT RELATING TO SUCH NOTES. PERSONS CONSIDERING THE PURCHASE OF NOTES SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE APPLICATION OF UNITED STATES FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE NOTES ARISING UNDER THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION.

  As used herein, the term "U.S. Holder" means a beneficial owner of a Note that is for United States Federal income tax purposes
(i) a citizen or resident of the United States, (ii) a corporation, partnership or other entity created or organized under the laws of the United States or of any political subdivision thereof, or (iii) an estate or trust the income of which is subject to United States Federal income taxation regardless of its source. The term also includes certain former citizens of the United States. As used herein, the term "non-U.S. Holder" means a beneficial owner of a Note that is not a U.S. Holder.
                                 S-23


U.S. HOLDER

  PAYMENTS OF INTEREST. Payments of qualified stated interest (defined below) on a Note generally will be taxable to a U.S. Holder as ordinary interest income at the time such payments are accrued or are received in accordance with the U.S. Holder's regular method of accounting for federal income tax purposes.

  ORIGINAL ISSUE DISCOUNT. The following summary is a general discussion of the United States Federal income tax consequences to U.S. Holders of the purchase, ownership and disposition of Notes issued with original issue discount ("Discount Notes").

  For United States Federal income tax purposes, a Note, other than a Note with a term of one year or less (a "Short-Term Note"), will be treated as issued at an original issue discount if the excess of the stated redemption price at maturity of the Note over its issue price, is more than a de minimis amount (as defined below). In general, if the excess of a Note's stated redemption price at maturity over its issue price is less than 1/4 of 1 percent of the Note's stated redemption price at maturity multiplied by the number of complete years to maturity or by, in the case of a Note providing for the payment of any amount other than qualified stated interest (as hereinafter defined) prior to maturity, the weighted average maturity of such Note (the "de minimis amount"), then such excess, if any constitutes "de minimis original issue discount" and the Note is not a Discount Note. The issue price of each Note in an issue of Notes equals the first price at which a substantial amount of such Notes has been sold for money (ignoring sales to bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents, or wholesalers). The stated redemption price at maturity of a Note is the sum of all payments provided by the Note other than "qualified stated interest" payments. The term "qualified stated interest" generally means stated interest that is unconditionally payable as a series of payments in cash or property (other than debt instruments of the issuer) at least annually during the entire term of the Note and equal to the outstanding principal balance of the Note multiplied by a single fixed rate of interest. In addition, under final Treasury Regulations (the "OID Regulations") promulgated by the Internal Revenue Service (the "IRS") under the original issue discount provisions of the Code, if a Note bears interest for one or more accrual periods at a rate below the rate applicable for the remaining term of such Note (e.g., Notes with teaser rates or interest holidays) the Note's stated redemption price at maturity, for purposes of determining whether the Note has de minimis OID, is treated as equal to the Note's issue price plus the greater of the amount of foregone interest on such Note or any "true" discount on such Note (i.e., the excess of the Note's stated principal amount over its issue price).

  Holders of Notes with de minimis original issue discount, as described above, will generally include such de minimis original issue discount in income as capital gain on a pro rata basis as principal payments are made on the Note. A U.S. Holder of a Discount Note that matures more than one year from the date of issuance must include original issue discount in income as ordinary income for United States Federal income tax purposes as it accrues under a constant yield method based on a compounding of interest in advance of receipt of the cash payments attributable to such income, regardless of such U.S. Holder's regular method of tax accounting. In general, the amount of original issue discount included in income by the U.S. Holder of a Discount Note is the sum of the daily portions of original issue discount with respect to such Discount Note for each day during the taxable year (or portion of the taxable year) on which such U.S. Holder held such Discount Note. The "daily portion" of original issue discount on any Discount Note is determined by allocating to each day in any accrual period a ratable portion of the original issue discount allocable to that accrual period. An "accrual period" may be of any length and the accrual periods may vary in length over the term of the Discount Note, provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs either on the final day of an accrual period or on the first day of an accrual period. The amount of original issue discount allocable to each accrual period is generally equal to the difference between (i) the product of the Discount Note's adjusted issue price at the beginning of such accrual period and its yield to maturity (determined on the basis of compounding at the close of each accrual period and appropriately adjusted to take into account the length of the particular accrual period) and (ii) the amount of any qualified stated interest payments allocable to such accrual period. The "adjusted issue price" of a Discount Note at the beginning of any accrual period is the sum of the issue price of the Discount Note plus the amount of original issue discount allocable to all prior accrual periods minus the amount of any prior payments on the Discount Note that were not qualified stated interest payments. Under these rules, U.S. Holders generally will have to include in income increasing amounts of original issue discount in successive accrual periods.

  A U.S. Holder who purchases a Discount Note for an amount that is greater than its adjusted issue price as of the purchase date and less than or equal to the sum of all amounts payable on the Discount Note after the purchase date other than payments of qualified stated interest will be considered to have purchased the Discount Notes at an "acquisition premium." Under the acquisition premium rules, the amount of original issue discount which such U.S. Holder must include in its gross income with respect to such Discount Note for any taxable year (or portion thereof in which the U.S. Holder holds the Discount Note) will be reduced (but not below zero) by the portion of the acquisition premium properly allocable to the period.

  Under the OID Regulations, Floating Rate Notes and Indexed Notes ("Variable Notes") are subject to special rules whereby a Variable Note will qualify as a "variable rate debt instrument" if (a) its issue price does not exceed the total noncontingent principal payments due under the Variable Note by more than a specified de minimis amount and (b) it provides for stated interest, paid or compounded at least annually, at current values of (i) one or more qualified floating rates, (ii) a single fixed rate and one or more qualified floating rates, (iii) a single objective rate, or (iv) a single fixed and a single objective rate that is a qualified inverse floating rate.

  A "qualified floating rate" is any variable rate where variations in the value of such rate can reasonably be expected to measure contemporaneous variations in the cost of newly borrowed funds in the currency in which the Variable Note is denominated. Although a multiple of a qualified floating rate will generally not itself constitute a qualified floating rate, a variable rate is a qualified floating rate if it is equal to either (1) the product of a qualified floating rate and a fixed multiple rate that is greater than 0.65 but not more than 1.35 or
(2) the product of a qualified floating rate and a fixed multiple that is greater than 0.65 but not more than 1.35, increased or decreased by a fixed rate. In addition, under the OID Regulations, two or more qualified floating rates that can reasonably be expected to have approximately the same values throughout the term of the Variable Notes (e.g., two or more qualified floating rates with values within 25 basis points of each other as determined on the Variable Note's issue date) will be treated as a single qualified floating rate. Notwithstanding the foregoing, a variable rate that would otherwise constitute a qualified floating rate but which is subject to one or more restrictions such as a maximum or minimum numerical limitation (i.e., a cap or floor) may, under certain circumstances, fail to be treated as a qualified floating rate under the OID Regulations unless such cap or floor is fixed throughout the term of the Note. An "objective rate" is a rate (other than a qualified floating rate) that is obtained using a single fixed formula and that is based on objective financial or economic information outside of the issuer's control. The OID Regulations also provide that other variable interest rates may be treated as objective rates if so designated by the IRS in the future. Despite the foregoing, a variable rate of interest on a Variable Note will not constitute an objective rate if it is reasonably expected that the average value of such rate during the first half of the Variable Note's term will be either significantly less than or significantly greater than the average value of the rate during the final half of the Variable Note's term. A "qualified inverse floating rate" is any objective rate where such rate is equal to a fixed rate minus a qualified floating rate, as long as variations in the rate can reasonably be expected to inversely reflect contemporaneous variations in the qualified floating rate. The OID Regulations also provide that if a Variable Note provides for stated interest at a fixed rate for an initial period of one year or less followed by a variable rate that is either a qualified floating rate or an objective rate for a subsequent period and if the variable rate on the Variable Note's issue date is intended to approximate the fixed rate (e.g., the value of the variable rate on the issue date does not differ from the value of the fixed rate by more than 25 basis points), then the fixed rate and the variable rate together will constitute either a single qualified floating rate or objective rate, as the case may be.

  If a Variable Note that provides for stated interest at either a single qualified floating rate or a single objective rate throughout the term thereof qualifies as a "variable rate debt instrument" under the OID Regulations, then any stated interest on such Note which is unconditionally payable in cash or property (other than debt instruments of the issuer) at least annually during the term of the Note will constitute qualified stated interest and the amount of original issue discount, if any, is determined by using, in the case of a qualified floating rate or qualified inverse floating rate, the value as of the issue date of the qualified floating rate or qualified inverse floating rate, or, in the case of any other objective rate, a fixed rate that reflects the yield reasonably expected for the Note.

  In general, any other Variable Note that qualifies as a "variable rate debt instrument" will be converted into an "equivalent" fixed rate debt instrument for purposes of determining the amount and accrual of original issue discount and qualified stated interest on the Variable Note. The OID Regulations generally require that such a Variable Note be converted into an "equivalent" fixed rate debt instrument by substituting for any qualified floating rate or qualified inverse floating rate provided for under the terms of the Variable Note a fixed rate equal to the value of the qualified floating rate or qualified inverse floating rate, as the case may be, as of the Variable Note's issue date. Any objective rate (other than a qualified inverse floating rate) provided for under the terms of the Variable Note is converted into a fixed rate that reflects the yield that is reasonably expected for the Variable Note. In the case of a Variable Note that qualifies as a "variable rate debt instrument" and provides for stated interest at a fixed rate in addition to either one or more qualified floating rates or a qualified inverse floating rate, the fixed rate is initially converted into a qualified floating rate (or a qualified inverse floating rate, if the Variable Note provides for a qualified inverse floating rate). Under such circumstances, the qualified floating rate or qualified inverse floating rate that replaces the fixed rate must be such that the fair market value of the Variable Note as of the Variable Note's issue date is approximately the same as the fair market value of an otherwise identical debt instrument that provides for either the qualified floating rate or qualified inverse floating rate rather than the fixed rate. Subsequent to converting the fixed rate into either a qualified floating rate or a qualified inverse floating rate, the Variable Note is then converted into an "equivalent" fixed rate debt instrument in the manner described above.

  Once the Variable Note is converted into an "equivalent" fixed rate debt instrument pursuant to the foregoing rules, the amount of original issue discount and qualified stated interest if any, are determined for the "equivalent" fixed rate debt instrument by applying the general original issue discount rules to the "equivalent" fixed rate debt instrument and a U.S. Holder of the Variable Note will account for such original issue discount and qualified stated interest as if the U.S. Holder held the "equivalent" fixed rate debt instrument. In each accrual period, appropriate adjustments will be made to the amount of qualified stated interest or original issue discount assumed to have been accrued or paid with respect to the "equivalent" fixed rate debt instrument in the event that such amounts differ from the actual amount of interest accrued or paid on the Variable Note during the accrual period.

  If a Variable Note does not qualify as a "variable rate debt instrument" under the OID Regulations, then the Variable Note would be treated as a contingent payment debt obligation. Generally, if a Variable Note is treated as a contingent payment obligation, interest payments thereon will be treated as "contingent interest" payments. Under recently issued Treasury Regulations, any contingent interest payments on a Variable Note would be includible in income in a taxable year whether or not the amount of any payment is fixed or determinable in that year. The amount of interest included in income in any particular accrual period would be determined by constructing a projected payment schedule (as determined under the Regulations) for the Variable Note and applying daily accrual rules similar to those for accruing original issue discount on Notes issued with original discount (as discussed above). If the actual amount of contingent interest payments is not equal to the projected amount, an adjustment to income at the time of the payment must be made to reflect the difference. The United States Federal income tax consequences of a sale, exchange, or, retirement of a contingent payment Note will be discussed in the applicable Pricing Supplement if such a Note is issued.

  Certain of the Notes (i) may be redeemable at the option of the Company prior to their stated maturity (a "call option") and/or
(ii) may be repayable at the option of the holder prior to their stated maturity (a "put option"). Notes containing such features may be subject to rules that differ from the general rules discussed above. Investors intending to purchase Notes with such features should consult their own tax advisors, since the original issue discount consequences will depend, in part, on the particular terms and features of the purchased Notes.

  U.S. Holders may generally, upon election, include in income all interest (including stated interest, acquisition discount, original issue discount, de minimis original issue discount, market discount, de minimis market discount, and unstated interest, as adjusted by any amortizable bond premium or acquisition premium) that accrues on a debt instrument by using the constant yield method applicable to original issue discount, subject to certain limitations and exceptions.

  SHORT-TERM NOTES. Short-Term Notes will be treated as having been issued with original issue discount. In general, an individual or other cash method U.S. Holder is not required to accrue such original issue discount unless the U.S. Holder elects to do so. If such an election is not made, any gain recognized by the U.S. Holder on the sale, exchange or maturity of the Short-Term Note will be ordinary income to the extent of the original issue discount accrued on a straight-line basis, or upon election under the constant yield method (based on daily compounding), through the date of sale, exchange or maturity, and a portion of the deductions otherwise allowable to the U.S. Holder for interest on borrowings allocable to the Short-Term Note will be deferred until a corresponding amount of income is realized.
U.S. Holders who report income for United States Federal income tax purposes under the accrual method, and certain other holders including banks and dealers in securities, are required to accrue original issue discount on a Short-Term Note on a straight-line basis unless an election is made to accrue the original issue discount under a constant yield method (based on daily compounding).

  MARKET DISCOUNT. In the case of a Note other than a Short-Term Note, if a U.S. Holder purchases a Note that is not a Discount Note, for an amount that is less than its stated redemption price at maturity or, if the Note is a Discount Note, for an amount that is less than its adjusted issue price as of the purchase date, such U.S. Holder will be treated as having purchased such Note at a "market discount," unless such market discount is less than a specified de minimis amount.

  Under the market discount rules, a U.S. Holder will be required to treat any partial principal payment (or, in the case of a Discount Note, any payment that does not constitute qualified stated interest) on, or any gain realized on the sale, exchange, retirement or other disposition of, a Note as ordinary income to the extent of the lesser of (i) the amount of such payment or realized gain or (ii) the market discount which has not previously been included in income and is treated as having accrued on such Note at the time of such payment or disposition. Market discount will be considered to accrue ratably during the period from the date of acquisition to the maturity date of the Note, unless the U.S. Holder elects to accrue market discount on an economic accrual basis. If such Note is disposed of in a nontaxable transaction (other than as provided in Sections 1276(c) and (d) of the Code), accrued market discount will be includible as ordinary income to the U.S. Holder as if such U.S. Holder had sold the Note at its then fair market value.

  A U.S. Holder may be required to defer the deduction of all or a portion of the interest paid or accrued on any indebtedness incurred or maintained to purchase or carry a Note with market discount until the maturity of the Note or certain earlier dispositions (including a nontaxable transaction other than as provided by Sections 1276(c) and (d) of the Code), because a current deduction is only allowed to the extent the interest expense exceeds an allocable portion of market discount. A U.S. Holder may elect to include market discount in income currently as it accrues (on either a ratable or constant yield basis), in which case the rules described above regarding the treatment as ordinary income of gain upon the disposition of the Note and upon the receipt of certain cash payments and regarding the deferral of interest deductions will not apply. Generally, such included market discount is treated as ordinary interest for United States Federal income tax purposes. Such an election will apply to all debt instruments acquired by the U.S. Holder on or after the first day of the taxable year to which such election applies and may be revoked only with the consent of the IRS.

  PREMIUM. If a U.S. Holder purchases a Note for an amount that is greater than its stated redemption price at maturity, such U.S. Holder will be considered to have purchased the Note with "amortizable bond premium" equal in amount to such excess. A U.S. Holder may elect to amortize such premium using a constant yield method over the remaining term of the Note and may offset interest otherwise required to be included in respect of the Note during any taxable year by the amortized amount of such excess for the taxable year. However, if the Note may be optionally redeemed after the U.S. Holder acquires it at a price in excess of its stated redemption price at maturity, special rules would apply which cold result in a deferral of the amortization of some bond premium until later in the term of the Note. Any election to amortize bond premium applies to all taxable debt obligations then owned and thereafter acquired by the U.S. Holder and may be revoked only with the consent of the IRS.

  DISPOSITION OF A NOTE. Except for a Market Discount or Contingent Payment Note (as discussed above) or a Foreign
Currency Note (as discussed below),
upon the sale, exchange or retirement of a Note, a U.S. Holder generally will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange or retirement (other than amounts representing accrued and unpaid interest which are treated as ordinary income) and such U.S. Holder's adjusted tax basis in the Note. A U.S. Holder's adjusted tax basis in a Note generally will equal such U.S. Holder's initial investment in the Note increased by any original issue discount included in income (and accrued market discount, if any, if the U.S. Holder has included such market discount in income) and decreased by the amount of any payments, other than qualified stated interest payments, received and amortizable bond premium taken with respect to such Note. Such gain or loss generally will be long-term capital gain or loss if the Note was held for more than one year. The excess of the net long-term capital gains over the net short term capital losses is taxed at a lower rate than ordinary income for certain corporate taxpayers. Pending legislation would reduce the tax rate on long-term capital gains for certain taxpayers. There can be no assurance that the pending legislation will be enacted in its current form or any other form. The distinction between capital gain or loss and ordinary income or loss is also relevant for purposes of, among other things, limitations on the deductibility of capital losses.

PAYMENTS DENOMINATED IN, OR DETERMINED BY REFERENCE TO, A FOREIGN
CURRENCY

  As used herein, "Foreign Currency" means a currency or currency unit other than U.S. dollars.

  CASH METHOD. A U.S. Holder who uses the cash method of accounting for United States Federal income tax purposes and who receives a payment of interest on a Foreign Currency Note (other than original issue discount or market discount) will be required to include in income the U.S. dollar value of the Foreign Currency payment (determined on the date such payment is received) regardless of whether the payment is in fact converted to U.S. dollars at that time, and such U.S. dollar value will be the U.S. Holder's tax basis in such Foreign Currency.

  ACCRUAL METHOD. A U.S. Holder who uses the accrual method of accounting for United States Federal income tax purposes, or who otherwise is required to accrue interest prior to receipt, will be required to include in income the U.S. dollar value of the amount of interest income (including original issue discount or market discount and reduced by amortizable bond premium to the extent applicable) that has accrued and is otherwise required to be taken into account with respect to a Foreign Currency Note during an accrual period. The U.S. dollar value of such accrued income will be determined by translating such income at the average rate of exchange for the accrual period or, with respect to an accrual period that spans two taxable years, at the average rate for the partial period within the taxable year. A U.S. Holder may elect, however, to translate such accrued interest income using the rate of exchange on the last day of the accrual period or, with respect to an accrual period that spans two taxable years, using the rate of exchange on the last day of the taxable year. A U.S. Holder should consult a tax advisor before making the above election. A U.S. Holder will recognize exchange rate gain or loss (which will be treated as ordinary income or loss) with respect to accrued interest income on the date such income is received. The amount of ordinary income or loss recognized will equal the difference, if any, between the U.S. dollar value of the Foreign Currency payment received (determined on the date such payment is received) in respect of such accrual period and the U.S. dollar value of interest income that has accrued during the accrual period (as determined above).

  PURCHASE, SALE AND RETIREMENT OF NOTES. A U.S. Holder who purchases a Foreign Currency Note with previously owned Foreign Currency will recognize ordinary income or loss in an amount equal to the difference, if any, between such U.S. Holder's tax basis in the Foreign Currency and the U.S. dollar fair market value of the Foreign Currency used to purchase the Foreign Currency Note, determined on the date of purchase.
                                 S-29


  Upon the sale, exchange or retirement of a Foreign Currency Note, a U.S. Holder will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange or retirement and such U.S. Holder's adjusted tax basis in the Note. Except as discussed above with respect to Short-Term Notes, Market Discount Notes, and Contingent Payment Notes and as discussed below with respect to exchange or fluctuations, such gain or loss generally will be capital gain or loss (except to the extent of any accrued market discount not previously included in the U.S. Holder's income) and will be long-term capital gain or loss if at the time of sale, exchange or retirement the Note has been held by such U.S. Holder for more than one year. To the extent the amount realized represents accrued but unpaid interest, however, such amount must be taken into account as interest income, with exchange gain or loss computed as described in "Payments Denominated In, or Determined by Reference to, a Foreign Currency-Accrual Method" above. If a U.S. Holder receives Foreign Currency on such a sale, exchange or retirement the amount realized will be based on the U.S. dollar value of the Foreign Currency on the date the payment is received or the Foreign Currency Note is disposed of (or deemed disposed of in the case of a taxable exchange of the Foreign Currency Note for a new Foreign Currency Note). In the case of a Foreign Currency Note that is denominated in Foreign Currency and is traded on an established securities market, a cash basis U.S. Holder (or, upon election, an accrual basis U.S. Holder) will determine the U.S. dollar value of the amount realized by translating the Foreign Currency payment at the spot rate of exchange on the settlement date of the sale. A U.S. Holder's adjusted tax basis in a Foreign Currency Note will equal the cost of the Foreign Currency Note to such holder, increased by the amounts of any market discount or original issue discount previously included in income by the holder with respect to such Foreign Currency Note and reduced by any amortized acquisition or other premium and any principal payments received by the holder. A U.S. Holder's tax basis in a Note, and the amount of any subsequent adjustments to such holder's tax basis, will be the U.S. dollar value of the Foreign Currency amount paid for such Note, or of the Foreign Currency amount of the adjustment, determined on the date of such purchase or adjustment.

  Gain or loss realized upon the sale, exchange or retirement of a Foreign Currency Note that is attributable to fluctuations in currency exchange rates will be ordinary income or loss which will not be treated as interest income or expense. Gain or loss attributable to fluctuations in exchange rates will equal the difference between the U.S. dollar value of the Foreign Currency principal amount of the Note, determined on the date such payment is received or the Foreign Currency Note is disposed of, and the U.S. dollar value of the Foreign Currency principal amount of the Note, determined on the date the U.S. Holder acquired the Note. Such Foreign Currency gain or loss will be recognized only to the extent of the total gain or loss realized by the U.S. Holder on the sale, exchange or retirement of the Note.

  ORIGINAL ISSUE DISCOUNT. In the case of a Discount Note or Short-Term Note, (i) original issue discount is determined in units of the Foreign Currency, (ii) accrued original issue discount is translated into U.S. dollars as described in "- Payments of Interest Denominated in, or Determined by Reference to, a Foreign Currency-Accrual Method" above and (iii) the amount of Foreign Currency gain or loss on the accrued original issue discount is determined by comparing the amount of income received attributable to the discount (either upon payment, maturity or an earlier disposition), as translated into U.S. dollars at the rate of exchange on the date of such receipt, with the amount of original issue discount accrued, as translated above.

  PREMIUM AND MARKET DISCOUNT. In the case of a Foreign Currency Note with market discount (i) market discount is determined in units of the Foreign Currency, (ii) accrued market discount taken into account upon the receipt of any partial principal payment or upon the sale, exchange, retirement or other disposition of the Foreign Currency Note (other than accrued market discount required to be taken into account currently) is translated into U.S. dollars at the exchange rate on such disposition date (and no part of such accrued market discount is treated as exchange gain or loss) and (iii) accrued market discount currently includible in income by a U.S. Holder for any accrual period is translated into U.S. dollars on the basis of the average exchange rate in effect during such accrual period, and the exchange gain or loss is determined upon the receipt of any partial principal payment or upon the sale, exchange, retirement or other disposition of the Foreign Currency Note in the manner described in "Payments Denominated in, or Determined by Reference to, a Foreign Currency-Accrual Method" above with respect to computation of exchange gain or loss on accrued interest.

  With respect to a Foreign Currency Note with amortizable bond premium, such premium is determined in the relevant Foreign Currency and reduces interest income in units of the Foreign Currency. Although not entirely clear, a U.S. Holder should recognize exchange gain or loss equal to the difference between the U.S. dollar value of the bond premium amortized with respect to a period, determined on the date the interest attributable to such period is received, and the U.S. dollar value of the bond premium determined on the date of the acquisition of the Note.

  EXCHANGE OF FOREIGN CURRENCIES. A U.S. Holder will have a tax basis in any Foreign Currency received as interest or on the sale, exchange or retirement of a Foreign Currency Note equal to the U.S. dollar value of such Foreign Currency, determined at the time the interest is received or at the time of sale, exchange or retirement. Any gain or loss realized by a U.S. Holder on a sale or other disposition of Foreign Currency (including its exchange for U.S. dollars or its use to purchase Notes) will be ordinary income or loss.

NON-U.S. HOLDERS

  A non-U.S. Holder will not be subject to United States Federal income or withholding taxes on payments of principal, premium (if any) or interest (including original issue discount, if any) on a Note, unless such non-U.S. Holder owns actually or constructively 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote, is a controlled foreign corporation related directly or indirectly to the Company through stock ownership, or is a bank receiving interest described in
Section 881(c)(3)(A) of the Code. To qualify for the exemption from taxation, the last United States payor in the chain of payment prior to payment to a non-U.S. Holder (the "Withholding Agent") must have received in the year in which a payment of interest or principal occurs, or in either of the two preceding calendar years, a statement that (i) is signed by the beneficial owner of the Note under penalties of perjury, (ii) certifies that such owner is not a U.S. Holder and (iii) provides the name and address of the beneficial owner. The statement may be made on an IRS Form W-8 or a substantially similar form, and the beneficial owner must inform the Withholding Agent of any change in the information on the statement within 30 days of such change. If a
Note is held through a securities clearing organization or certain other financial institutions, the organizations or institution may provide a signed statement to the Withholding Agent. However, in such case, the signed statement must be accompanied by a copy of the IRS Form W-8 or the substitute form provided by the beneficial owner to the organization or institution. In addition, the Treasury Department has recently issued proposed regulations regarding the withholding and information reporting rules discussed above. In general, the proposed regulations do not alter the substantive withholding and information reporting requirements but unify current certification procedures and forms, clarify reliance standards procedures and forms and clarify reliance standards. However, the proposed regulations would require in the case of Notes held by a foreign partnership, that (i) the certification requirement described above be provided by the partners rather than by the foreign partnership and (ii) the partnership provide certain information, including a

United States taxpayer identification number. A look-through rule would apply in the case of tiered partnerships. If finalized in their current form, the proposed regulations would generally be effective for payments made after December 31, 1997, subject to certain transition rules. There can be no assurance that the proposed regulations will be adopted or as to the provisions that they will include if and when adopted in temporary or final form.

  Generally, a non-U.S. Holder will not be subject to United Sates Federal income or withholding taxes on any amount which constitutes capital gain upon retirement or disposition of a Note, unless (i) such Holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition, and either (a) such individual has a "tax home" (as defined in Section 911(d)(3) of the Code) in the United States (unless such gain is attributable to a fixed place of business in a foreign country maintained by such individual and has been subject to foreign tax of at least 10%) or (b) the gain is attributable to an office or other fixed place of business maintained by such individual in the United States or (ii) the gain is effectively connected with the conduct of a trade or business in the United States by the non-U.S. Holder.

  If a non-U.S. Holder of a Note is engaged in a trade or business in the United States, and if interest (including original issue discount) on the Note is effectively connected with the conduct of such trade or business, the non-U.S. Holder, although exempt from the withholding tax discussed in the preceding two paragraphs, will generally be subject to regular United States income tax on interest (including any original issue discount) and on any gain realized on the sale, exchange or other disposition of a Note in the same manner as if it were a U.S. Holder. See the discussion above regarding U.S. Holders.
In lieu of the certificate described above, such a Holder will be required to provide to the Company a properly executed Internal Revenue Service Form 4224 in order to claim an exemption from withholding tax. In addition, if such non-U.S. Holder is a foreign corporation, it may be subject to a branch profits tax and interest (including original issue discount) on and any gain recognized on the sale, exchange or other disposition of a Note will be included in the effectively connected earnings and profits of such non-U.S. Holder if such interest or gain, as the case may be, is effectively connected with the conduct by the non-U.S. Holder of a trade or business in the United States.

  The Notes will not be includible in the estate of a non-U.S. Holder unless the individual owns, actually or constructively, 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote or, at the time of such individual's death, payments in respect of the Notes would have been effectively connected with the conduct by such individual of a trade or business in the United States.

BACKUP WITHHOLDING AND INFORMATION REPORTING

  Backup withholding of United States Federal income tax at a rate of 31% may apply to payments (including original issue discount) made in respect of the Notes to registered owners who are not "exempt recipients" and who fail to provide certain identifying information (such as the registered owner's taxpayer identification number) in the required manner. Generally, individuals are not exempt recipients, whereas corporations and certain other entities generally are exempt recipients. Payments made in respect of the Notes to a U.S. Holder must be reported to the IRS, unless the U.S. Holder is an exempt recipient or establishes an exemption. Compliance with the identification procedures described in the preceding section would establish an exemption from backup withholding for those non-U.S. Holders who are not exempt recipients.

  Under current Treasury Regulations, payment on the sale, exchange or other disposition of a Note made to or through a foreign office of a broker generally will not be subject to backup withholding. However, if such broker is a United States person, a controlled foreign corporation for United States tax purposes or a foreign person 50% or more of whose gross income is effectively connected with a United States trade or business for a specified three-year period, information reporting will be required unless the broker has in its records documentary evidence that the beneficial owner is not a United States person and certain other conditions are met or the beneficial owner otherwise establishes an exemption. Under proposed Treasury Regulations, backup withholding may apply to any payment which such broker is required to report if such broker has actual knowledge that the payee is a United States person. Payments to or through the United States office of a broker will be subject to backup withholding and information reporting unless the Holder certifies, under penalties of perjury, that it is not a United States person or otherwise establishes an exemption.

  Holders should consult their tax advisors regarding their qualification for an exemption from backup withholding and information reporting and the procedures for obtaining such an exemption, if applicable. Any amounts withheld under the backup withholding rules from a payment to a beneficial owner would be allowed as a refund or a credit against such beneficial owner's United States Federal income tax provided the required information is furnished to the IRS.

                   SUPPLEMENTAL PLAN OF DISTRIBUTION

  Subject to the terms and conditions set forth in the Distribution Agreement, the Notes are being offered on a continuing basis by GTE through Goldman, Sachs & Co., Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Salomon Brothers Inc (the "Agents"), who have agreed to use reasonable best efforts to solicit purchases of the Notes. GTE will have the sole right to accept offers to purchase Notes and may reject any proposed purchase of Notes in whole or in part. The Agents shall have the right, in their discretion reasonably exercised, to reject any offer to purchase Notes, in whole or in part. GTE will pay the Agents a commission of from 0.125% to 0.750% of the principal amount of Notes, depending upon maturity, for sales made through them as Agents. For Notes with maturities greater than 30 years from their dates of issue, commissions will be negotiated at the time of sale and indicated in the applicable Pricing Supplement.

  GTE may also sell Notes to the Agents as principals for their own accounts at a discount to be agreed upon at the time of sale, or the purchasing Agents may receive from GTE a commission or discount equivalent to that set forth on the cover page hereof in the case of any such principal transaction in which no other discount is agreed. Such Notes may be resold at prevailing market prices, or at prices related thereto, at the time of such resale, as determined by the Agents.

  In addition, the Agents may offer the Notes they have purchased as principal to other dealers. The Agents may sell Notes to any dealer at a discount and, unless otherwise specified in the applicable Pricing Supplement, such discount allowed to any dealer may include all or part of the discount to be received from GTE. Unless otherwise indicated in the applicable Pricing Supplement, any Note sold to an Agent as principal will be purchased by such Agent at a price equal to 100% of the principal amount thereof less a percentage equal to the commission applicable to any agency sale of a Note of identical maturity. After the initial public offering of Notes to be resold to investors and other purchasers on a fixed public offering price basis, the public offering price, concession and discount may be changed.

  In connection with the offering, the Agents may purchase and sell the Notes in the open market. These transactions may include over-allotment and stabilizing transactions and purchases to cover short positions created by the Agents in connection with the offering. Stabilizing transactions consist of certain bids or purchases for the purpose of preventing or retarding a decline in the market price of the Notes, and short positions created by the Agents involve the sale by the Agents of a greater aggregate principal amount of Notes than they are required to purchase from the Company in the offering. The Agents also may impose a penalty bid, whereby selling concessions allowed to broker-dealers in respect of the Notes sold in the offering may be reclaimed by the Agents if such Notes are repurchased by the Agents in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the Notes, which may be higher than the price that might otherwise prevail in the open market; and these activities, if commenced, may be discontinued at any time. These transactions may be effected in the over-the-counter market or otherwise.

  GTE reserves the right to sell Notes through one or more additional agents or directly to certain investment banking firms as underwriters for resale to the public. No commission will be payable to the Agents on any Notes sold through other agents or directly by GTE to underwriters. GTE has additionally reserved the right to sell Notes directly to investors on its own behalf in those jurisdictions where it is authorized to do so.

  The Agents, as agents or principals, may be deemed to be "underwriters" within the meaning of the Securities Act of 1933 (the "Securities Act"). GTE has agreed to indemnify the Agents against certain liabilities, including liabilities under the Securities Act. GTE has agreed to reimburse the Agents for certain expenses.

  The Agents may sell to or through dealers who may resell to investors, and the Agents may pay all or part of their discount or commission to such dealers. Such dealers may be deemed to be "underwriters" within the meaning of the Securities Act.

  Unless otherwise indicated in the applicable Pricing
Supplement, payment of the purchase price of Notes will be required to be made in immediately available funds in The City of New York.

  Goldman, Sachs & Co., Merrill Lynch, Pierce, Fenner & Smith
Incorporated and Salomon Brothers Inc may engage in transactions with and perform services for GTE in the ordinary course of business.

  The Notes are a new issue of securities with no established trading market and will not be listed on any securities exchange.
No assurance can be given as to the existence or liquidity of the secondary market for the Notes.

No person has been authorized to
give any information or to make any
representations other than contained
or incorporated by reference in this
Prospectus Supplement, the applicable              $3,000,000,000
Pricing Supplement or the Prospectus
in connection with the offer made by
this Prospectus Supplement, the appli-
cable Pricing Supplement and the Pro-
spectus and, if given or made, such
information or representations must not
be relied upon as having been authorized.
This   Prospectus   Supplement,   the   appli-                GTE
Corporation  [LOGO]
cable Pricing Supplement and the Pro-
spectus do not constitute an offer or
solicitation by anyone in any state in
which such offer or solicitation is not
authorized or in which the person making
such offer is not qualified to do so or
to anyone to whom it is unlawful to make
such offer or solicitation.  Neither the
delivery  of  this Prospectus Supplement,             Medium-Term
Notes, Series A
the applicable Pricing Supplement or the Prospectus nor any sale made hereunder or thereunder shall under any circumstance create any implication that there has not been any change in the affairs of GTE since the date hereof or that the infor-mation contained herein or therein is correct as of any time subsequent to its date.

           TABLE OF CONTENTS

         Prospectus Supplement
                                   Page

Risk Factors . . . . . .. . . . . . S-2
Description of the Notes . . . . .  S-4
Special Provisions Relating to
   Foreign Currency Notes . . . . . S-20
Certain United States Federal
   Income Tax Considerations . . .  S-23
Supplemental Plan of
      Distribution   .   .   .   .   .   .   .   .   .   .   S-33
Goldman, Sachs & Co.
                                              Merrill Lynch & Co.
                                             Salomon Brothers Inc
             Prospectus

Statement of Available
   Information . . . . . . . . . . .   2
Incorporation of Certain
   Documents by Reference . . . . . .  2
GTE Corporation . . . . . . . . . . .  2
Use of Proceeds . . . . . . . . . . .  3
Consolidated Ratios of Earnings to
   Fixed Charges . . . . . . . . . .   3
The Securities . . . . . . . . . . .   3
Experts . . . . . . . . . . . . . .    7
Certain Legal Matters . . . . . . . .  7
Plan of Distribution . . . . . . . .   8






               SUBJECT TO COMPLETION DATED JULY 15, 1997


                          GTE CORPORATION     [LOGO]

                            DEBT SECURITIES

                            ______________



     GTE Corporation ("GTE") intends to offer from time to time up to $3,000,000,000 aggregate initial offering price, or the equivalent thereof in one or more foreign or composite currencies, of its debt securities (the "Securities") in one or more series at prices and on terms to be determined at the time or times of sale. The aggregate amount, authorized denominations, rate and time of payment of interest, maturity, initial public offering price, redemption provisions, if any, the currency or composite currency (if other than United States dollars) in which principal or premium, if any, and interest on the Securities will be payable and other specific terms, of each series of Securities will be set forth in an accompanying prospectus supplement ("Prospectus Supplement").

                            ______________

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
      SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR
       ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY
        OR ADEQUACY OF THIS PROSPECTUS.  ANY REPRESENTATION TO
                  THE CONTRARY IS A CRIMINAL OFFENSE.


     GTE may sell the Securities through underwriters, dealers or agents, or directly to one or more institutional purchasers. A Prospectus Supplement will set forth the names of underwriters or agents, if any, any applicable commissions or discounts, the price of the Securities and the net proceeds to GTE from any such sale or sales.

                            ______________


           The date of this Prospectus is           , 1997.




      ##########################################################
      #################
      #   INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION
      OR AMENDMENT.   #
      #   A REGISTRATION STATEMENT RELATING TO THESE SECURITIES
      HAS BEEN        #
      #   FILED WITH THE SECURITIES AND EXCHANGE COMMISSION.
      THESE SECURITIES  #
      #   MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED
      PRIOR TO THE TIME   #
      #   THE REGISTRATION STATEMENT BECOMES EFFECTIVE.  THIS
      PROSPECTUS SHALL  #
      #   NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF
      AN OFFER TO    #
      #   BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN
      ANY STATE      #
      #   IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE
      UNLAWFUL PRIOR     #
      #   TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES
      LAWS OF ANY     #
      #   SUCH STATE.
      #
      #
      #
      ##########################################################
      #################

                  STATEMENT OF AVAILABLE INFORMATION

     GTE is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and, in accordance therewith, files, reports, proxy statements and other information with the Securities and Exchange Commission ("SEC"). These reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, as well as at the following Regional
Offices: Seven World Trade Center, New York, New York 10048 and 500 West Madison Street, Chicago, Illinois 60661. Copies of such material can be obtained from the public reference section of the SEC at its prescribed rates and can also be inspected at the New York, Chicago and Pacific Stock Exchanges on which securities of GTE are listed. In addition, the SEC maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of this site is http://www.sec.gov.

            INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents are incorporated herein by reference:

     1.  The Annual Report on Form 10-K of GTE for the year ended
        December 31, 1996;

     2. The Quarterly Report on Form 10-Q of GTE for the quarter ended
        March 31, 1997; and

     3. The Current Reports on Form 8-K of GTE dated May 6, 1997 and
        June 10, 1997.

     All documents filed by GTE pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the Securities hereunder shall be deemed to be incorporated by reference in this Prospectus and to be part hereof from the date of filing of such documents.

     GTE hereby undertakes to provide without charge to each person to whom a copy of this Prospectus has been delivered, on the written or oral request of any such person, including any beneficial owner, a copy of any or all of the documents referred to above which have been or may be incorporated in this Prospectus by reference, other than exhibits to such documents unless such exhibits are specifically incorporated by reference into the information that the Prospectus incorporates. Requests for such copies should be directed to Mr. R. J. Tuccillo, Assistant Secretary of GTE, at One Stamford Forum, Stamford, CT 06904. Mr. Tuccillo's telephone number is (203) 965-2942.

     Unless otherwise indicated, currency amounts in this Prospectus and the Prospectus Supplement are stated in United
States dollars ("$" or "U.S. $").

                            GTE CORPORATION

     GTE was incorporated under the laws of the State of New York
State on February 25, 1935 and has its principal executive offices at One Stamford Forum, Stamford, Connecticut 06904, telephone (203) 965-2000.

     GTE is one of the largest publicly-held telecommunications Corporationcompanies in the world. It is the largest U.S.-based local telephone company. GTE's domestic and international operations serve 25.9 million access lines through subsidiaries in the United States, Canada, and the Dominican Republic and an affiliate in Venezuela. GTE is a leading mobile-cellular operator in the United States, with the potential of serving 61.9 million cellular and personal communications service customers. Outside the United States, GTE operates mobile-cellular networks serving some 16.4 million POPs through subsidiaries in Canada and the Dominican Republic and affiliates in Venezuela and Argentina. Beginning in 1996, GTE became the first among its peers to offer "one-stop shopping" for local, long-distance and Internet access services. GTE is also a leader in government and defense communications systems and equipment, aircraft-passenger telecommunications, directories and telecommunication-based information services and systems.

                            USE OF PROCEEDS

     Except as specified in a Prospectus Supplement, the net proceeds from the sale of the Securities, exclusive of accrued interest, will be used toward (1) the repayment of short-term debt, which at June 30, 1997 was $985,000,000 on an unconsolidated basis at an average annual interest cost of 5.63%,
(2) further investment in, or advances to, subsidiaries in connection with the financing of their operations, and (3) general corporate purposes.

           CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES

                  Three Months Ended         Years Ended December
31,
                     March 31, 1997 1996 1995 1994  1993(b) 1992
                    ________________
__________________________________
Consolidated Ratios of
 Earnings to Fixed
 Charges (Unaudited)(a) 4.00        4.27 4.00  4.18  2.07  2.66

________________

        (a) For purposes of computing the consolidated ratios, earnings consist of income from continuing operations before income taxes and fixed charges. Fixed charges consist of interest expense, preferred stock dividends of subsidiaries, the additional income requirement to cover preferred dividends of subsidiaries, and the portion of rent expense representing interest. Amounts applicable to entities that are at least 50%-owned have been added to both earnings and fixed charges, and amounts applicable to minority interests have been deducted from both earnings and fixed charges.

        (b) Excluding from 1993 the effect of a $1.8 billion pre-tax one-time restructuring charge, the cost of voluntary separation programs and the gain on the sale of non-strategic telephone properties, the consolidated ratio of earnings to fixed charges would have been 3.31.
                            THE SECURITIES

     The Securities are to be issued as one or more series under an Indenture dated as of December 1, 1996, as amended and supplemented (the "Indenture"), between GTE and The Bank of New York, Tas trustee (the "Trustee"). By any one of (a) a supplemental indenture to the Indenture duly executed by authorized officers of GTE and the Trustee (a "Supplemental Indenture"), (b) a resolution of the Board of Directors of GTE (a "Board Resolution"), or (c) a certificate of an authorized officer of GTE pursuant to authorization from the Board of Directors of GTE (an "Officer's Certificate"), GTE will establish, or specify the manner for establishing, the title, aggregate principal amount, date or dates of maturity, dates for payment and rate of interest (if any), redemption dates, prices, obligations and restrictions and other terms applicable to each new series of Securities. The following summary does not purport to be complete and is subject in all respects to the provisions of, and is qualified in its entirety by express reference to, the cited Articles and Sections of the Indenture and the forms of Securities, which are filed as exhibits to the Registration Statement pertaining to the Securities and the documents incorporated therein by reference.

FORM AND EXCHANGE

     The Securities are issuable in one or more series pursuant to a Supplemental Indenture, Board Resolution or Officer's Certificate. Securities of each series will be issuable in registered form, and, except as otherwise provided for in a Prospectus Supplement, only in denominations of $1,000 and multiples thereof and will be exchangeable forSecurities of each series will be issuable in registered form, and, except as otherwise provided for in a Prospectus Supplement, only in denominations of $1,000 and multiples thereof and will be exchangeable for Securities of the same series of other denominations of a like aggregate principal amount, without service charge except for reimbursement of taxes, if any. (ARTICLE TWO)

MATURITY, INTEREST AND PAYMENT

     Information concerning the maturity, interest rate (if any) and payment dates of each series of the Securities will be contained in a Prospectus Supplement, or a Pricing Supplement thereto, relating to that series of Securities.

     The Indenture permits the issuance of Securities of any series as "Original Issue Discount Securities". If any Securities are issued as Original Issue Discount Securities, they will state on their face that they are Original Issue Discount Securities and will generally provide for an amount less than the stated principal amount thereof to be due and payable upon declaration of acceleration of the maturity thereof pursuant to the terms of the Indenture. Federal income tax considerations and other special considerations applicable to any such Original Issue Discount Securities will be described in the applicable Prospectus Supplement.

REDEMPTION PROVISIONS, SINKING FUND AND DEFEASANCE

     Each series of the Securities will be redeemable upon not less than 30 days' notice at the redemption prices and subject to the conditions that will be set forth in a Supplemental Indenture or Board RSupplemental Indenture, Board Resolution, or Officer's Certificate and in a Prospectus Supplement, or a Pricing Supplement thereto, relating to that series of Securities. (ARTICLE THREE) If a sinking fund is established with respect to any series of the Securities, a description of the terms of such sinking fund will be set forth in a Supplemental Indenture or Board RSupplemental Indenture, Board Resolution, or Officer's Certificate and in a Prospectus Supplement, or a Pricing Supplement thereto, relating to that series of Securities. The Indenture provides that each series of the Securities is subject to defeasance. (ARTICLE ELEVEN)

RESTRICTIONS

     The Securities will not be secured. The Indenture provides, however, that if GTE shall at any time mortgage or pledge any of its property, GTE will secure the Securities, equally and ratably with the other indebtedness or obligations secured by each mortgage or pledge, so long as such other indebtedness or obligations shall be so secured. There are certain exceptions to the foregoing, among them that the Securities need not be secured in the case of purchase money mortgages or conditional sales agreements, or mortgages existing at time of purchase, on property acquired after the date of the Indenture, certain deposits or pledges to secure the performance of bids, tenders, contracts or leases or in connection with workmen'ers' compensation and similar matters, mechanics' and similar liens in the ordinary course of business, and subordination of GTE's rights with respect to indebtedness owed to GTE by a subsidiary. (SECTION 4.05)

     The Indenture does not limit the amount of debt securities which may be issued or the amount of debt which may be incurred by GTE. (SECTION 2.01)

     Unless otherwise indicated in a Prospectus Supplement, the covenants described above would not necessarily afford the holders of Securities protection in the event of a highly leveraged transaction involving GTE.

BOOK-ENTRY, DELIVERY AND FORM

     If a Prospectus Supplement, or a Pricing Supplement thereto, specifies that the Securities of a series are to be issued in the form of one or more registered global certificates (for each series, collectively, a "Global Security"), unless otherwise specified in such Prospectus Supplement, or a Pricing Supplement thereto, the Global Security will be deposited with, or on behalf of, The Depository Trust Company (the "Depository") and registered in the name of the Depository's nominee. Except as set forth below, the Global Security may be transferred, in whole and not in part, only to another nominee of the Depository or to a successor of the Depository or its nominee.

     The Depository has advised as follows: It is a limited-purpose trust company which was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between participants in such securities through electronic book-entry changes in accounts of its participants. Participants include securities brokers and dealers (including the underwriters or dealers named in the Prospectus Supplement relating to the Securities), banks and trust companies, clearing corporations and certain other organizations. Access to the Depository's system is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly ("indirect participants"). Persons who are not participants may beneficially own securities held by the Depository only through participants or indirect participants.

     The Depository has advised that pursuant to procedures established by it (i) upon issuance of the Securities by GTE, the Depository will credit the accounts of the participants designated by the underwriters or dealers with the principal amounts of the Securities purchased by the underwriters or dealers, and (ii) ownership of beneficial interests in the Global Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the Depository (with respect to participants' interests), the participants and indirect participants (with respect to the owners of beneficial interests in the Global Security). The laws of some states require that certain persons take physical delivery in definitive form of securities which they own. Consequently, the ability to transfer beneficial interests in the Global Security is limited to such extent.

     So long as the Depository's nominee is the registered owner of the Global Security, such nominee for all purposes will be considered the sole owner or holder of the Securities. Except as provided below, owners of beneficial interests in the Global Security will not be entitled to have any of the Securities registered in their names and will not receive or be entitled to receive physical delivery of the Securities in definitive form.

     Neither GTE, the Trustee, any paying agent of GTE nor the Depository will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Security, or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

     Principal and interest payments on the Securities registered in the name of the Depository's nominee will be made to the Depository's nominee as the registered owner of the Global Security. GTE and the Trustee will treat the persons in whose names the Securities are registered as the owners of such Securities for the purpose of receiving payment of principal and interest on the Securities and for all other purposes whatsoever. Therefore, neither GTE, the Trustee nor any paying agent of GTE will have any direct responsibility or liability for the payment of principal and interest on the Securities to owners of beneficial interests in the Global Security. The Depository has advised GTE and the Trustee that its present practice is, upon receipt of any payment of principal or interest, to immediately credit the accounts of the participants with such payment in amounts proportionate to their respective holdings in principal amount of beneficial interests in the Global Security as shown in the records of the Depository. Payments by participants and indirect participants to owners of beneficial interests in the Global Security will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of the participants or indirect participants.

     If the Depository is at any time unwilling or unable to continue as depository with respect to an outstanding series of Securities or if at any time the Depository shall no longer be registered or in good standing under the Exchange Act or other applicable statute and a successor depository is not appointed by GTE within 90 days, GTE will issue Securities in definitive form in exchange for the Global Security. In addition, GTE may at any time determine not to have an outstanding series of Securities represented by a Global Security. In either instance, an owner of a beneficial interest in the Global Security will be entitled to have Securities equal in principal amount to such beneficial interest registered in its name and will be entitled to physical delivery of such Securities in definitive form. Securities so issued in definitive form will be issued in denominations of U.S. $1,000 and integral multiples thereof and will be issued in registered form only, without coupons.

MODIFICATION OF INDENTURE

     The Indenture contains provisions permitting GTE and the Trustee, with the consent of the holders of not less than a majority in aggregate principal amount of the Securities of any series at the time outstanding and affected by such modification, to modify the Indenture or any supplemental indenture affecting that series of the Securities or the rights of the holders of that series of Securities; provided that no such modification shall (i) extend the fixed maturity of any Security, or reduce the principal amount thereof, or reduce the rate or extend the time of payment of interest thereon, or reduce any premium payable upon the redemption thereof, without the consent of the holder of each Security so affected, or (ii) reduce the aforesaid percentage of Securities, the holders of which are required to consent to any such supplemental indenture, without the consent of each holder of Securities then outstanding and affected thereby. (SECTION 9.02)

     In addition, GTE and the Trustee may execute, without the consent of any holder of Securities, any supplemental indenture for certain other usual purposes including the creation of any new series of the Securities. (SECTIONS 2.01, 9.01 and 10.01)

EVENTS OF DEFAULT AND NOTICE THEREOF

     The Indenture provides that the following described events constitute "Events of Default" constitute defaults with respect to each series of the Securities issued thereunder: (a) failure for 30 business days to pay interest on the Securities of that series when due; (b) failure to pay principal or premium, if any, on the Securities of that series when due, whether at maturity, upon redemption, by declaration or otherwise, or to make any sinking fund payment with respect to that series; (c) failure to observe or perform any other covenant (other than those specifically relating to another series) in the Indenture for 90 days after notice with respect thereto; or (d) certain events in bankruptcy, insolvency or reorganization. (SECTION 6.01)

     The holders of a majority in aggregate outstanding principal amount of any series of the Securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee for that series. (SECTION 6.06) The Trustee or the holders of not less than 25% in aggregate outstanding principal amount of any particular series of the Securities may declare the principal (or, for any Original Issue Discount Securities of that series, such portion of the principal amount thereof as may be specified in the terms of such Original Issue Discount Securities) due and payable immediately upon an Event of Default with respect to such series, but the holders of a majority in aggregate outstanding principal amount of such series may annul such declaration and waive the default if the default has been cured and a sum sufficient to pay all matured installments of interest and principal and any premium has been deposited with the Trustee. (SECTION 6.01) Reference is made to the Prospectus Supplement, or the Pricing Supplement thereto, relating to the Securities of any series that are Original Issue Discount Securities for the particular provisions relating to acceleration of a portion of the principal amount of such Original Issue Discount Securities upon the occurrence of an Event of Default and the continuation thereof.

     The holders of a majority in aggregate outstanding principal amount of any series of the Securities may, on behalf of the holders of all the Securities of such series, waive any past default except a default in the payment of principal, premium, if any, or interest. (SECTION 6.06) GTE is required to file annually with the Trustee a certificate as to whether or not GTE is in compliance with all the conditions and covenants under the Indenture. (SECTION 5.03(d))







                                   5


CONCERNING THE TRUSTEE

     The Trustee, prior to an Event of Default, undertakes to perform only such duties as are specifically set forth in the Indenture and, after the occurrence of an Event of Default, shall exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. (SECTION 7.01) Subject to such provisions, the Trustee is under no obligation to exercise any of the powers vested in it by the Indenture at the request of any holder of Securities, unless offered reasonable indemnity by such security holder against the costs, expenses and liabilities which might be incurred thereby. (SECTION 7.02) The Trustee is not required to expend or risk its own funds or incur personal financial liability in the performance of its duties if the Trustee reasonably believes that repayment or adequate indemnity is not reasonably assured to it. (SECTION 7.01)

     GTE maintains a deposit account and banking relationship with the Trustee. The Trustee serves as trustee under other indentures pursuant to which unsecured debt securities of GTE are outstanding.

                                EXPERTS

     The consolidated financial statements included in GTE's Annual Report on Form 10-K for the year ended December 31, 1996, which is incorporated by reference in this Prospectus, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated herein in reliance upon the authority of said firm as experts in giving said report. Reference is made to said report, which includes an explanatory paragraph with respect to the discontinuance of the application of the provisions of Statement of Financial Accounting Standards No. 71 "Accounting for the Effects of Certain Types of Regulation" in 1995, as discussed in Note 2 to the consolidated financial statements.

                         CERTAIN LEGAL MATTERS

     The validity of the Securities will be passed upon for GTE by William P. Barr, Esq., its Executive Vice President - Government & Regulatory Advocacy, General Counsel. Certain legal matters in connection with the Securities will be passed upon for the purchasers, underwriters, or agents by Milbank, Tweed, Hadley & McCloy, New York, New York. As of May 16, 1997, Mr. Barr was the beneficial owner of approximately 3,032 shares of GTE Common Stock and had options to purchase an aggregate of 58,666 shares of GTE Common Stock.


                                   -





                                  67-


                         PLAN OF DISTRIBUTION

     GTE may sell any series of Securities in one or more of the following ways: (i) to underwriters for resale to the public or to institutional investors; (ii) directly to institutional investors; or (iii) through agents to the public or to institutional investors. The Prospectus Supplement, or a Pricing Supplement thereto, with respect to each series of Securities will set forth the terms of the offering of such Securities, including the name or names of any underwriters or agents, the purchase price of such Securities and the proceeds to GTE from such sale, any underwriting discounts or agency fees and other items constituting underwriters' or agents' compensation, any initial public offering price, any discounts or concessions allowed or reallowed or paid to dealers and any securities exchanges on which such Securities may be listed.

     If underwriters are used in the sale, such Securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale.

     Unless otherwise set forth in the Prospectus Supplement, or a Pricing Supplement thereto, the obligations of the underwriters to purchase any series of Securities will be subject to certain conditions precedent and the underwriters will be obligated to purchase all of such series of Securities if any are purchased. In the event of a default of one or more of the underwriters involving not more than 10% of the aggregate principal amount of the Securities offered for sale, the non-defaulting underwriters would be required to purchase the Securities agreed to be purchased by such defaulting underwriter or underwriters. In the event of a default in excess of 10% of the aggregate principal amount of the Securities, GTE may, at its option, sell less than all the Securities offered.

     If agents are used in the sale, unless otherwise indicated in the Prospectus Supplement, or a Pricing Supplement thereto, any such agent will be acting on a reasonable best efforts basis.

     Underwriters and agents may be entitled under agreements entered into with GTE to indemnification by GTE against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribution with respect to payments which the underwriters or agents may be required to make in respect thereof. Underwriters and agents may be customers of, engage in transactions with, or perform services for GTE in the ordinary course of business.



















                                 -78-









_________________________________________
______________________________




     No dealer, salesman or any other
person has been authorized to give any
information or to make any representations
other than those contained in this
Prospectus in connection with the offer              GTE
Corporation  [LOGO]
contained in this Prospectus, and, if
given or made, such information or
representations must not be relied upon.
This Prospectus does not constitute an
offering by GTE or any dealer in any
jurisdiction in which such offering may
not be lawfully made.


              _________


               CONTENTS


                              Page
                              ____

Statement of Available Information .. 2
Incorporation of Certain Documents
    by Reference .................... 2
GTE Corporation ..................... 2
Use of Proceeds ..................... 3
Consolidated Ratios of Earnings
    to Fixed Charges ................ 3
The Securities ...................... 3
Experts .......... .................. 7
Certain Legal Matters ............... 7
Plan of Distribution ................ 8



_________________________________________
______________________________












P:S3:4949



                                PART II

                INFORMATION NOT REQUIRED IN PROSPECTUS



Item 14.  Other Expenses of Issuance and Distribution:

     The following is a statement of estimated expenses in connection with the issuance and distribution of the securities being registered, other than underwriting discounts and commissions.


1.  Registration fee .................................. $757,
575.76
2.  Trustee's fees and expenses .......................  10,0
00.00
3.  Cost of printing ..................................  50,0
00.00
4.  Accounting fees ...................................  69,0
00.00
5.  Legal Fees ................................... ....  55,0
00.00
6.  Miscellaneous .....................................  8,424.24


                                                       TOTAL$
950,000.00


Item. 15.  Indemnification of Directors and Officers:


     GTE is a New York corporation. As permitted by New York law, and as set forth in GTE's By-Laws, a director or officer of GTE is entitled to indemnification by GTE against reasonable expenses, including attorneys' fees, incurred in connection with a civil or criminal proceeding in which such director or officer has been involved, or to which he has been, or is threatened to be, made a party, by reason of being a director or officer. In addition, indemnification may be provided against judgments, fines and amounts paid in settlement in such proceedings. In general, however, indemnification is not available where the director or officer acted in bad faith or personally gained a financial profit or other advantage to which he was not legally entitled. In addition, GTE's Certificate of Incorporation provides that a director of GTE shall not be liable to GTE or its shareholders for damages, except to the extent such exemption from liability is not permitted under the New York Business Corporation Law as the same exists or may hereafter be amended. The directors and officers of GTE also are covered by insurance policies against certain liabilities which might be incurred by them in such capacities.


Item 16.  Exhibits:

     See Exhibit Index on Page E-1.

Item 17.  Undertakings:


     GTE hereby undertakes that, for the purpose of determining any liability under the Securities Act of 1933, each filing of GTE's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.





                                 II-1



     Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to officers, directors and controlling persons of GTE pursuant to any charter provision, by-law, contract, arrangement, statute or otherwise, GTE has been advised that in the opinion of the Securities and Exchange Commission (the "Commission"), such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by GTE of expenses incurred or paid by an officer, director or controlling person of GTE in the successful defense of any action, suit or proceeding) is asserted by such officer, director or controlling person in connection with the securities being registered, GTE will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

GTE hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i)  To include any prospectus required by Section
          10(a)(3) of the Act;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwith-standing the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     Provided, however, that paragraphs (i) and (ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by GTE pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                 II-2



                              SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Stamford, and State of Connecticut, on the 15th day of July, 1997.

                                                GTE CORPORATION
                                                 (Registrant)


                                       J. MICHAEL KELLY

                                        J. Michael Kelly
                                     Executive Vice President -
                                       Finance and Planning

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

(1)  Principal executive officer:


      CHARLES R. LEE
                              Chairman of the Board )
       (Charles R. Lee)         and Chief Executive )
                                Officer             )
                                                    )
(2)  Principal financial officer:                      )
                                                    )
                                                    )
      J. MICHAEL KELLY                              )
                              Executive Vice President-     )
       (J. Michael Kelly)       Finance and Planning   )
                                                    )July 15, 1997
                                                    )
(3)  Principal accounting officer:                     )
                                                    )
                                                    )
   WILLIAM M. EDWARDS, III                          )
                              Vice President and    )
   (William M. Edwards, III)    Controller          )
                                                    )
                                                    )
(4)  Directors:                                     )
                                                    )
                                                    )
        EDWIN L. ARTZ                               )
                              Director              )
       (Edwin L. Artz)                              )
                                                    )
                                                    )
       JAMES R. BARKER                              )
                              Director              )
      (James R. Barker)                             )


                                 II-3


(4)  Directors, cont'd.



      EDWARD H. BUDD                      )
                              Director    )
       (Edward H. Budd)                   )
                                          )
                                          )
      ROBERT F. DANIELL                   )
                              Director    )
      (Robert F. Daniell)                 )
                                          )
                                          )
      KENT B. FOSTER                      )
                              Director    )
       (Kent B. Foster)                   )
                                          )
                                          )
     JAMES L. JOHNSON                     )
                              Director    )
      (James L. Johnson)                  )
                                          )
                                          )
     RICHARD W. JONES                     )
                              Director    )
      (Richard W. Jones)                  )
                                          )
                                          )
     JAMES L. KETELSEN                    )July 15, 1997
                              Director    )
      (James L. Ketelsen)                 )
                                          )
                                          )
        CHARLES R. LEE                    )
                              Director    )
       (Charles R. Lee)                   )
                                          )
                                          )
     MICHAEL T. MASIN                     )
                              Director    )
      (Michael T. Masin)                  )
                                          )
                                          )
     SANDRA O. MOOSE                      )
                              Director    )
      (Sandra O. Moose)                   )
                                          )
                                          )
     RUSSELL E. PALMER                    )
                              Director    )
     (Russell E. Palmer)                  )
                                          )
                                          )
     ROBERT D. STOREY                     )
                              Director    )
      (Robert D. Storey)                  )




P:S3:53
                                 II-4



               CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


     As independent public accountants, we hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated January 28, 1997, included in GTE Corporation's Annual Report on Form 10-K for the year ended December 31, 1996, and to the reference to our Firm under the caption "Experts" in this Registration Statement.



                                ARTHUR ANDERSEN LLP
                                ARTHUR ANDERSEN LLP



Stamford, Connecticut
July 11, 1997









































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                             EXHIBIT INDEX


Exhibit
Number
_______

   1.1         -    Form of Purchase Agreement, including
               Standard Purchase Agreement Provisions (July 1997
               Edition).

   1.2         -    Form of Distribution Agreement.

   4.l         -    Indenture dated as of December 1, 1996
               between GTE and The Bank of New York as Trustee (incorporated by reference from GTE Corporation's Current Report on Form 8-K dated January 21,
               1997).

   4.2         -    Form of Third Supplemental Indenture to be
               dated as of July 1, 1997 between GTE and The Bank of New York as Trustee.

   4.3         -    Form of Debt Security.

   4.4         -    Form of Fixed Rate Medium-Term Note.

   4.5         -    Form of Floating Rate Medium-Term Note.

   5           -    Opinion of William P. Barr, Esq.

  l2           -    Consolidated Statement of Ratio of Earnings
               to Fixed Charges (contained in Exhibit 12 to
               GTE's Report on Form 10-Q for the quarter ended
               March 31, 1997).

  23.l         -    The consent of Arthur Andersen LLP is
               included on page II-5 of this Registration
               Statement.

  23.2         -    The consent of William P. Barr, Esq.
               (contained in opinion filed as Exhibit 5).

  25           -    Form T-1 Statement of Eligibility under the
               Trust Indenture Act of 1939, as amended, of The
               Bank of New York.

  26           -    Form of Invitation For Bids.















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